UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Meritage Homes Corporation
(Name of Registrant as Specified In Its Charter)
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Dear Fellow Stockholders:

You are cordially invited to join us for our 2024 Annual Meeting of stockholders on May 16, 2024, at 8:30 a.m. Central Daylight Time. The meeting will be completely virtual and conducted via live audio webcast to enable our stockholders to participate from any location around the world that is convenient to them. You will be able to attend the meeting by first registering at https://viewproxy.com/meritage/2024/ no later than May 15, 2024 at 11:59 p.m. Eastern Time. After registering, you will receive a meeting invitation and password by e-mail with your unique link to join the meeting. Stockholders will be able to listen, vote and submit questions during the virtual meeting. Holders of record of our common stock as of March 21, 2024 are entitled to notice of, and to vote at, the 2024 virtual Annual Meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We may also report on matters of current interest to our stockholders at that meeting.

We are pleased to be furnishing these materials to our stockholders electronically. We believe this approach provides you with the information that you need in an expedited manner while reducing both the environmental impact and delivery costs of our Annual Meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will do so at no charge upon your request. For more information, please refer to the Important Notice Regarding the Availability of Proxy Materials that we previously mailed to you on or about April 5, 2024.

All stockholders are welcome to attend the virtual Annual Meeting, however, please vote your shares promptly and prior to the meeting to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or, if you request printed copies of these materials, by completing and signing the proxy or voting instruction card enclosed therein and returning it in the envelope provided.

If your shares are held in the name of a broker, bank, trust or other nominee, you will be asked for proof of ownership of your shares in order to register to attend the virtual meeting.

We thank you for your support.
Sincerely,
Phillippe Lord
Chief Executive Officer

18655 North Claret Drive • Suite 400 • Scottsdale, Arizona • 85255 • Phone 480-515-8100
Listed on the New York Stock Exchange — MTH

Notice of Annual Meeting of Stockholders
Meeting Date: May 16, 2024
Time: 8:30 a.m. Central Daylight Time
Virtual location: See details below for registration
To Our Stockholders:
You are invited to attend the Meritage Homes Corporation 2024 Annual Meeting of stockholders, to be held in a virtual-only format via live audio webcast, at which we will conduct the following business:
1Election of five Class I directors, each to hold office until our 2026 Annual Meeting, and one Class II director, to hold office until our 2025 Annual Meeting,
2Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year,
3Advisory vote to approve compensation of our Named Executive Officers ("Say on Pay"),
4Shareholder proposal to elect each director annually, and
5The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.

These items and information regarding the admission policy and procedures for attending the virtual Annual Meeting are more fully described in the accompanying proxy statement. Only stockholders of record at the close of business on March 21, 2024 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND VIRTUALLY, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY IN ADVANCE OF THE ANNUAL MEETING BY ONE OF THE METHODS DESCRIBED IN THE PROXY MATERIALS FOR THE ANNUAL MEETING. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY OR VOTING INSTRUCTION CARD BY USING THE INTERNET, REGULAR MAIL OR TELEPHONE AS DESCRIBED HEREIN OR ON YOUR PROXY OR VOTING INSTRUCTION CARD.

By Order of the Board of Directors

Malissia Clinton, Secretary
Scottsdale, Arizona
April 1, 2024
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 16, 2024:
THIS PROXY STATEMENT AND MERITAGE’S 2023 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT INVESTORS.MERITAGEHOMES.COM. ADDITIONALLY, AND IN ACCORDANCE WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") RULES, YOU MAY ACCESS THESE MATERIALS ON THE COOKIES-FREE WEBSITE INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT YOU HAVE RECEIVED.

TABLE OF CONTENTS

MERITAGE HOMES | 2024 Proxy Statement 1

PROXY SUMMARY
MERITAGE HOMES CORPORATION
18655 NORTH CLARET DRIVE
SUITE 400
SCOTTSDALE, ARIZONA 85255
(480) 515-8100
www.meritagehomes.com
Proxy Summary
This summary highlights selected information contained elsewhere in this proxy statement and is not intended to contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.

General Information
Proxy Statement Purpose
The Board of Directors (the "Board") of Meritage Homes Corporation (“Meritage Homes”, "Meritage", "we" or the “Company”) is furnishing this Proxy Statement to solicit your proxy for our 2024 Annual Meeting of Stockholders. This Proxy Statement contains information to help you decide how you want your shares to be voted. To understand the proposals fully, you should carefully read this entire proxy statement and the other proxy materials identified in the Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held Virtually on May 16, 2024 (the "Notice"). This proxy statement will be available on our website, and the Notice will be mailed to stockholders beginning on or about April 5, 2024.
Annual Meeting of Shareholders

May 16, 2024 8:30 a.m. Central Daylight Time	The meeting will be completely virtual and conducted via live audio webcast. You will be able to attend the meeting by first registering at https://viewproxy.com/meritage/2024/.	Record Date: March 21, 2024
Who Can Vote
Stockholders who hold shares of our common stock at the close of business on March 21, 2024, the record date, will be entitled to one vote for each share held regarding each of the matters proposed in this proxy statement. Only holders of record of common stock at the close of business on the record date will be permitted to vote, either prior to the meeting or at the virtual meeting. On the record date, there were 36,319,014 shares of Meritage common stock outstanding. The common stock is our only outstanding class of voting securities.
Voting Information
You can vote electronically at the virtual Annual Meeting or submit a proxy prior to the meeting to have your shares represented without attending the virtual meeting. The shares represented by a properly executed proxy will be voted as you direct. To submit a proxy, you must follow the instructions provided in this proxy statement and in the Notice. You may vote via the Internet, regular mail or by calling the telephone number provided in the Notice, and you will be asked to enter your control number. If you request a printed copy of these materials, you may also vote by filling out and signing the proxy or voting instruction card enclosed therein and returning it by mail in the envelope provided. Please make your request for a copy as instructed in the Notice on or before May 8, 2024 to facilitate timely delivery.
If you submit a signed proxy but do not indicate any voting instructions, your shares will be voted FOR the election of the director nominees named in this proxy statement, FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2024, FOR the advisory vote to approve the compensation of our Named Executive Officers, and AGAINST the shareholder proposal to elect each director annually.
You can revoke your proxy any time before it is voted by written notice delivered to the Company’s Secretary, by timely delivery of a later signed proxy (including via the Internet, regular mail, or telephone), or by voting electronically at the virtual meeting.
2 MERITAGE HOMES | 2024 Proxy Statement

PROXY SUMMARY

Attendance at the virtual meeting alone is not sufficient to revoke your proxy. You must also vote your shares to revoke your proxy.
Holders of Record and Beneficial Owners
If your shares are registered directly in your name with our transfer agent, you are considered the “holder of record” of those shares.
If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.
As the holder of record or beneficial owner of shares, you are invited to attend the virtual Annual Meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares electronically at the virtual meeting unless you obtain a “legal proxy” from the record holder that holds your shares. Instructions for requesting the “legal proxy” from the record holder will be provided to beneficial owners by the record holder.
Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal if the beneficial owner does not provide voting instructions. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. If you are a beneficial owner and do not give instructions to your record holder prior to the meeting, the record holder will be entitled to vote your shares in its discretion only on Proposal 2 (Ratification of Independent Registered Public Accounting Firm) and will not be able to vote your shares on Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote to Approve Compensation of our Named Executive Officers), or Proposal 4 (Shareholder Proposal to Elect Each Director Annually), and your shares will be treated as a “broker non-vote” on those proposals.
Quorum
The presence virtually or by proxy of stockholders representing a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists.

The Proposals

The following four proposals will be considered at the Annual Meeting:
Proposal		Board Vote Recommendation	Page Number
1	Election of Directors	FOR Each Nominee	6
2	Ratification of Independent Registered Public Accounting Firm	FOR	7
3	Advisory Vote to Approve Compensation of our Named Executive Officers	FOR	8
4	Shareholder Proposal to Elect Each Director Annually	AGAINST	10

PROPOSAL 1
Election of Directors
Each Class I director nominee is up for election for a two-year term and was a director for all of 2023. Mr. Arriola is a Class II director nominee who was appointed to the Board in June 2023. Each director attended at least 75% of the aggregate of all meetings of the Board and of all Board committees on which they serve.

Name	Class	Age	Director Since	Independent	AC	CC	ESNGC	LC
Dennis V. Arriola (1)	II	63	2023	Yes			✓
Dana C. Bradford	I	59	2009	Yes	✓	✓		✓
Louis E. Caldera	I	68	2021	Yes		✓
Deb Henretta (2)	I	62	2016	Yes	✓		C
Steven J. Hilton	I	62	1996	No
P. Kelly Mooney	I	60	2020	Yes		✓	✓

C	=	Committee Chair	AC	Audit Committee	ESNGC	Environmental, Social, Nominating and Governance Committee
✓	=	Member	CC	Executive Compensation Committee	LC	Land Committee
MERITAGE HOMES | 2024 Proxy Statement 3

PROXY SUMMARY
(1) Mr. Arriola was appointed as a member of the ESNG Committee effective November 16, 2023.
(2) Ms. Henretta was appointed as Chair of the ESNG Committee effective January 2, 2024, to replace Gerald Haddock who retired from the Board effective January 2, 2024. Additionally, she was appointed as a member of the Audit Committee effective February 22, 2024.

PROPOSAL 2
Ratification of Independent Registered Public Accounting Firm
Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year.

	Summary of Fees
	2023	2022
Audit fees	$1,240,000	$1,225,000
Audit-related fees	—	—
Tax fees	12,000	—
All other fees	—	—
Total fees	$1,252,000	$1,225,000

PROPOSAL 3
Advisory Vote to Approve Compensation of our Named Executive Officers
Stockholders will be given the opportunity to vote on an advisory resolution to approve the compensation of our Named Executive Officers (“NEOs”) (commonly referred to as “Say on Pay”).
Our executive compensation program is designed to drive and reward superior corporate performance, both annually and over the long-term. The Board believes the Company’s compensation policies and practices are effective in achieving the Company’s goals of paying for performance and aligning the NEOs' long-term interests with those of our stockholders.
Compensation elements for our NEOs include:

Type	Form	Terms
Cash	Base Salary	Competitively market-based.
Cash	Annual Incentive Compensation	Based on achievement of performance goals that align with the Company's annual objectives.
Cash	Discretionary Bonuses	Based on specific individual achievements beyond those of the performance goals included in the annual incentive compensation program, subject to approval by the Executive Compensation Committee. Our long-standing practice is to limit discretionary payments.
Equity	Long-term Incentive Awards	Equity awards include a mix of time-based awards and performance-based awards, both of which vest on the third anniversary of the date of grant. Performance-based awards are earned based on goals aligned with the Company's long-term strategy and which span over a combination of a three-year cumulative period or three one-year measurement periods.
Other	Limited Perquisites	Primarily the reimbursement of certain life and disability (or equivalent) policies for the benefit of NEOs and their families and auto allowance for certain NEOs.

PROPOSAL 4
Shareholder Proposal to Elect Each Director Annually
Shareholder proposal to elect each director annually.
4 MERITAGE HOMES | 2024 Proxy Statement

PROXY SUMMARY

Other Matters
The management and Board of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action during the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote. The entire cost of this solicitation of proxies will be borne by the Company, including expenses incurred in connection with preparing, assembling and mailing the Notice. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending the proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, electronically or personally.

Corporate Governance
Meritage operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities and setting high standards for ethical conduct. Our Board has established the following governance committees:

—	Audit Committee
—	Executive Compensation Committee ("Compensation Committee")
—	Environmental, Social, Nominating and Governance Committee ("ESNG Committee")
—	Land Committee
The charter of each of the committees listed above is available on our website, along with our Lead Director Charter, Code of Ethics, Corporate Governance Principles and Practices, Conflict of Interest and Related Party Transaction Policy, Securities Trading Policy, Clawback Policy, Human Rights Policy, Vendor Code of Conduct, Environmental Responsibility Policy and Responsible Marketing Policy. These items are also available in print, free of charge, to any stockholder who requests them by calling us or by writing to us at our principal executive offices at the address listed previously in this proxy statement, Attention: Secretary.

MERITAGE HOMES | 2024 Proxy Statement 5

PROPOSAL 1: ELECTION OF DIRECTORS
Election of Directors
(Proposal No. 1)
Our Board currently has eleven members. The directors are divided into two classes serving staggered two-year terms. This year, our Class I directors are up for election. The Board, upon the recommendation of the ESNG Committee, has nominated for re-election Dana C. Bradford, Louis E. Caldera, Deb Henretta, Steven J. Hilton, and P. Kelly Mooney, all of whom are presently serving as Class I directors. Additionally, Dennis V. Arriola, a Class II director who was appointed to the Board in June 2023, is up for election. Raymond Oppel, a Class I director, is not standing for re-election due to his upcoming retirement, which will be effective at the end of his current term on May 16, 2024.
Biographical information for each of our director nominees is set forth beginning on page 17.
All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the Annual Meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the director nominees, stockholders may vote FOR, AGAINST, or ABSTAIN for each director.
Unless you elect to vote differently by so indicating on your signed proxy, your shares will be voted FOR the Board’s nominees. To be elected a director, a director nominee must receive the affirmative vote of the majority of the votes cast, meaning, that the number of votes cast "for" a director nominee must exceed the number of votes "against" that director nominee. Any nominee for director who is an incumbent director but who is not elected by a majority of the votes cast, and with respect to whom no successor has been elected, will promptly tender his or her offer to resign to the Board of Directors for its consideration. The ESNG Committee will recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken. Broker non-votes and abstentions will not count as either votes for or against the nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

6 MERITAGE HOMES | 2024 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ratification of Independent Registered Public Accounting Firm
(Proposal No. 2)
The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2024.
Deloitte & Touche LLP was appointed our auditor in 2004 and no relationship exists between the Company and Deloitte & Touche LLP other than the usual relationship between independent auditors and clients.
An affirmative vote of the majority of the votes cast at the Annual Meeting, at which a quorum is present, is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor for fiscal 2024. Abstentions will not be counted either for or against this proposal. If the appointment of Deloitte & Touche LLP as auditors for 2024 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment in 2024 will stand, unless the Audit Committee determines there is a reason for making a change. In addition, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

MERITAGE HOMES | 2024 Proxy Statement 7

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Advisory Vote to Approve Compensation of our Named Executive Officers
(Proposal No. 3)
Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as "Say on Pay"):
RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Background on Proposal
In accordance with the Dodd-Frank Act and related SEC rules, including section 14A of the Securities and Exchange Act of 1934 (the "Exchange Act"), as amended stockholders are being given the opportunity to vote at the Annual Meeting on this advisory resolution regarding the compensation of our NEOs.
At our 2023 Annual Meeting of Stockholders (the "2023 Meeting"), the Company's stockholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis (a say on frequency vote is required to be held at least once every six years). This Proposal No. 3 represents this year’s Say on Pay vote. The next stockholder advisory Say on Pay vote is expected to occur at the 2025 annual meeting.
At our 2023 Meeting, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by approximately 97% of total votes cast. We believe this high approval rating indicates that our stockholders were in agreement with the direction of our Compensation Committee of setting competitive compensation arrangements based on criterion believed to be both in line with the goals of our stockholders and at levels that are reasonable in relation to the Company’s performance and size.
For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2023, please refer to the Compensation Discussion and Analysis section of this proxy statement. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning on page 43, provide additional information about the compensation that we paid to our NEOs in 2023. As described in the Compensation Discussion and Analysis, our executive compensation program is designed to drive and reward superior performance both annually and over the long term while simultaneously striving to be externally competitive.
The homebuilding market experienced significant cooling in the last half of 2022 driven by affordability concerns due to rapid increases in interest rates, inflation and a general deterioration in the economy. Early into 2023, homebuyers began to acclimate to the higher interest rate environment and consumer confidence improved, which, combined with favorable demographic need-based housing and the persistent shortage of existing homes for sale, shifted demand to the new home market. The supply chain constraints and labor shortages that began in 2020 and persisted through 2022 began to ease in 2023, and although construction costs remain elevated, they did decline in the second, third and fourth quarters of 2023. Our NEO's and management team have remained nimble during this rapidly changing environment, increasing financing incentives to alleviate customer concerns over monthly mortgage affordability and working with existing and new vendors to minimize costs, resulting in strong operational and financial performance in 2023. Despite lower closings and earnings in 2023 versus a record year in 2022, the Company continued to produce growth in book value per common share and a return on assets performance at historically high levels. Meritage's year-over-year results for certain key metrics follow (dollars in thousands):

	2023	2022	Change
Home Closing Units	13,976	14,106	(0.9)%
Home Closing Revenue	$6,056,784	$6,207,498	(2.4)%
Home Order Units	13,193	11,759	12.2%
Home Order Value	$5,675,892	$5,255,600	8.0%
Orders Pace (1)	4.0	3.6	11.1%
Quarterly Backlog Conversion Rate (2)	109.5%	74.9%	n/m
Home Closing Gross Margin	24.8%	28.6%	(380) bps
Commissions and other selling costs and general and administrative expenses (as a percentage of home closing revenue)	10.2%	8.3%	190 bps
Earnings Before Income Taxes	$949,430	$1,289,318	(26.4)%
Diluted Earnings per Common Share	$19.93	$26.74	(25.5)%
Book Value per Common Share	$126.61	$108.00	17.2%
Return On Assets	15.2%	20.7%	(550) bps
8 MERITAGE HOMES | 2024 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(1) Calculated as number of net home orders per average active community per month.
(2) Calculated as quarterly home closing units divided by beginning backlog. Most recent quarter (fourth quarter) is provided for each period.

The Compensation Committee continually evaluates the compensation packages for our NEOs and adjusts them annually or as conditions warrant, including setting performance targets for both cash and equity awards, some of which have been forfeited in previous years where performance targets were not met. The Compensation Committee engages an independent external compensation consultant regarding the design of our executive compensation program. The Company has implemented prudent and responsible compensation policies in the stockholders’ interest, some of which include:
•A substantial portion of compensation is incentive-based and is "at-risk", as discussed beginning on page 33.
•Incentive-based compensation is balanced between short-term cash and long-term equity awards, as discussed beginning on page 33.
•A Clawback Policy that provides for the recovery of erroneously awarded incentive compensation from certain executive officers, including our NEOs, in the event of an accounting restatement, in accordance with applicable laws, regulations, the NYSE listing rules and other terms. The Clawback Policy is available on our website.
•NEOs must comply with stock ownership requirements, as discussed on page 34.
•Perquisites are limited to auto allowances and reimbursement of certain life and disability or long-term care insurance premiums, and limited other benefits as discussed on page 38.

Effects of Advisory Vote
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board of Directors or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
An affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, is required to approve this advisory vote. Broker non-votes and abstentions have no effect on the result of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION SET FORTH ABOVE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
MERITAGE HOMES | 2024 Proxy Statement 9

PROPOSAL 4: SHAREHOLDER PROPOSAL TO ELECT EACH DIRECTOR ANNUALLY
Shareholder Proposal to Elect Each Director Annually (Proposal 4)
(Proposal No. 4)
This proposal was submitted by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of 50 shares for at least three years. The Board opposes this proposal for the reasons set forth following the proposal.

[Beginning of Shareholder Proposal]

Proposal 4 – Elect Each Director Annually

RESOLVED, shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year for a one-year term.
Although our management can adopt this proposal topic in one-year and one-year implementation is a best practice, this proposal allows the option to phase it in.
Classified Boards like the Meritage Homes Board have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to "What Matters in Corporate Governance" by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.
Arthur Levitt, former Chairman of the Securities and Exchange Commission said, "In my view it's best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them."
A total of 79 S&P 500 and Fortune 500 companies, worth more than $1 trillion, have adopted this important proposal topic since 2012. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value at virtually no extra cost to shareholders. Thus it was not a surprise that this proposal topic won more than 96%-support each at Centene Corporation and Teleflex in 2021.
Annual election of each director gives shareholders more leverage if the Board of Directors performs poorly. For instance if the Board of Directors approves executive pay that is excessive or is poorly incentivized shareholders can soon vote against the Chair of the Board's executive pay committee instead of waiting 2-years under the current setup.
Annual election of each director would give shareholders a more expedient opportunity to see whether a poor performing director improves his performance. For instance Mr. Gerald Haddock was rejected by 7 million shareholder votes in 2023. This compares poorly to 3 other Meritage directors who each received less than 1.2 million against votes. Currently after receiving 7 million against votes, Mr. Haddock need not face another shareholder vote for 2-years.

Please vote yes:
Elect Each Director Annually – Proposal 4

[End of Shareholder Proposal]

Board Statement in Opposition to Proposal 4
The Board of Directors has given careful consideration to this shareholder proposal and does not believe that declassifying our Board of Directors in the manner proposed above is in the best interest of the Company and its stockholders, and recommends a vote AGAINST the stockholder proposal for the following reasons:
Commitment to Declassify in a Phased-In Manner is Already in Place
The Board of Directors, through the ESNG Committee, is already in the process of a Board refreshment initiative with the strategy and vision of transitioning longer tenured directors over an orderly period of time. The Board notes that over the past
10 MERITAGE HOMES | 2024 Proxy Statement

PROPOSAL 4: SHAREHOLDER PROPOSAL TO ELECT EACH DIRECTOR ANNUALLY
five years, it has added four new independent directors and three long tenured independent directors retired, including most recently Gerald Haddock, who retired on January 2, 2024. In addition, our longest standing independent director, Raymond Oppel, is retiring on May 16, 2024 at the end of his current term. The Board acknowledges and values feedback it has received from the Company’s investor community that annually elected boards increase accountability of directors to a company’s stockholders and that shifting from classified boards to the annual election of directors reflects governance best practices. In response to this feedback, as disclosed in the Company’s 2023 proxy statement and this proxy statement, the Board of Directors has already passed a resolution to sunset the classified board structure within five years from 2023. In light of recent retirements, the Board has recently resolved to accelerate the timeline to declassify the Board by the conclusion of the 2027 annual meeting.
The Board of Directors continues to believe our current classified structure remains in the best interest of stockholders for this short duration as we finalize the on-boarding of our new board members. This time is required in order to effectuate the orderly and phased-in transition to avoid declassifying a sitting director with a continuing term.
All directors, regardless of the length of their term, have a fiduciary duty under the law to act in a manner that they believe to be in the best interests of our Company and all of our stockholders. Accountability depends on the selection of experienced and committed individuals, not on whether they serve terms of one year or two years.
The Board of Directors believes that this proposal is unnecessary and confusing because it is simply a request that our Board of Directors take the necessary steps to elect directors annually, which it has already taken the initial steps to elect directors annually and to sunset the classified structure under a phased-in approach.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE SHAREHOLDER PROPOSAL TO ELECT EACH DIRECTOR ANNUALLY.
MERITAGE HOMES | 2024 Proxy Statement 11

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Security Ownership of Management and Principal Stockholders
Management. The following table summarizes, as of March 21, 2024, the number and percentage of outstanding shares of our common stock beneficially owned by the following:
•each Meritage director and nominee for director;
•each executive officer named in the Summary Compensation Table; and
•all Meritage directors and executive officers as a group.

Name Of Beneficial Owner (1)	Position With The Company	Number Of Shares Owned		Right To Acquire By May 20, 2024		Total Shares Beneficially Owned (2)	Percent Of Outstanding Shares (3)
Steven J. Hilton	Director, Executive Chairman	388,971	(4)	—		388,971	1.1%
Raymond Oppel	Director	12,750		6,100	(7)	18,850	*
Peter L. Ax	Director	17,779	(5)	—		17,779	*
Dana C. Bradford	Director	59,250		—		59,250	*
Michael R. Odell	Director	27,750		—		27,750	*
Deb Henretta	Director	22,117		—		22,117	*
Joseph Keough	Director	14,850		—		14,850	*
P. Kelly Mooney	Director	10,350		—		10,350	*
Louis E. Caldera	Director	4,600		—		4,600	*
Dennis V. Arriola	Director	—		—		—	*
Phillippe Lord	Director, Chief Executive Officer	100,266	(6)	—		100,266	*
Hilla Sferruzza	Executive Vice President and Chief Financial Officer	47,070		—		47,070	*
Clint Szubinski	Executive Vice President and Chief Operating Officer	14,881		—		14,881	*
Malissia Clinton	Executive Vice President, General Counsel and Secretary	—		—		—	*
Javier Feliciano	Executive Vice President and Chief People Officer	17,307		—		17,307	*
All current directors and executive officers as a group (15 persons)		737,941		6,100		744,041	2.0%
*Less than 1%.
(1)The address for our directors and executive officers is c/o Meritage Homes Corporation, 18655 North Claret Drive, Suite 400, Scottsdale, Arizona 85255.
(2)The amounts shown include the shares of common stock actually owned as of March 21, 2024, and the shares that the person or group had the right to acquire within 60 days of that date. The number of shares includes shares of common stock owned by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition.
(3)Based on 36,319,014 shares outstanding as of March 21, 2024.
(4)Shares are held by family trusts except for 17,000 shares held in a charitable remainder trust, which is controlled by Mr. Hilton.
(5)All shares are held by a living trust.
(6)42,760 shares are held by a family limited partnership controlled by Mr. Lord and 57,506 shares are held by a limited liability company controlled by Mr. Lord.
(7)Mr. Oppel is retiring from the Board effective May 16, 2024 and all of his outstanding equity awards will vest on that date.

12 MERITAGE HOMES | 2024 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Certain Other Beneficial Owners. Based on filings made under the Exchange Act, as of March 21, 2024, the only known beneficial owners of more than 5% of Meritage common stock are shown in the following table:

		Shares Beneficially Owned
Name of Other Beneficial Owners	Address Of Beneficial Owner	Number	Percent
BlackRock, Inc. (1)	50 Hudson Yards, New York, NY 10001	6,113,417	16.8%
The Vanguard Group (2)	100 Vanguard Blvd., Malvern, PA 19355	4,122,623	11.4%
(1)Based solely on a Schedule 13G/A filed with the SEC on January 22, 2024, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 6,005,047 shares and sole dispositive power with respect to 6,113,417 shares. The Schedule 13G/A discloses that the interest of iShares Core S&P Small-Cap ETF and BlackRock Fund Advisors hold more than five percent of the outstanding stock of the Company.
(2)Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group has shared voting power with respect to 32,103 shares, sole dispositive power with respect to 4,052,193 shares, and shared dispositive power with respect to 70,430 shares.

For each of the reporting owners set forth above, the beneficially owned shares are held in various individual funds owned or managed by the reporting owners.

There are no stockholders with preferential voting or non-voting shares.

MERITAGE HOMES | 2024 Proxy Statement 13

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance and Board Matters

Role of the Board of Directors
The Board is elected by the stockholders to oversee the stockholders’ interests in the operation and overall success of our business. The Board serves as our ultimate decision-making body, except for those matters that require a vote of our stockholders. The Board selects and oversees the members of executive management who are charged by the Board with conducting our business. We have established, and operate in accordance with, a comprehensive plan of corporate governance that defines and sets ethical standards for the conduct of our directors, officers and employees. This plan provides an important framework within which the Board can pursue our strategic objectives and ensure long-term stockholder value.

Corporate Governance Principles and Practices
We have adopted Corporate Governance Principles and Practices that define the key elements of our corporate governance framework and philosophy, including:

•director qualifications,	•director access to officers and employees,
•independence criteria,	•our philosophy with respect to director compensation,
•director responsibilities,	•Board evaluation process,
•committee responsibilities and structure,	•confidentiality requirements,
•officer and director stock ownership requirements,	•director orientation and continuing education, and
•director resignation policy,	•our plans with respect to management succession.
•evaluations of Executive Chairman and CEO,
Our Corporate Governance Principles and Practices are available on our website at investors.meritagehomes.com. These principles are reviewed regularly by the ESNG Committee and changes are made as the Board deems appropriate on recommendation of the ESNG Committee.

Director Qualifications and Diversity
Our Board is comprised of a group of individuals whose previous experience, financial and business acumen, personal ethics and dedication and commitment to our Company allow the Board to complete its key task as the overseer and governing body of the Company. The specific experience and qualifications of each of our Board members are set forth below. The Board is committed to a policy of inclusiveness and diversity. The Board believes members should be comprised of persons with diverse backgrounds, skills, expertise, and experiences, including the following:
•management or board experience in a wide variety of enterprises and organizations,
•banking and capital markets,
•accounting and finance,
•legal, compliance and regulatory,
•real estate, including homebuilding, commercial and land development,
•technology, cybersecurity and artificial intelligence ("AI"),
•sales, marketing and branding,
•environmental, social and governance ("ESG")
•human capital, and
•operations.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The below matrix illustrates the key skills, expertise, and experience of each director:

Capabilities	Steven J. Hilton	Phillippe Lord	Peter L. Ax	Raymond Oppel	Dana C. Bradford	Michael R. Odell	Deb Henretta	Joseph Keough	P. Kelly Mooney	Louis E. Caldera	Dennis V. Arriola
Executive Management	X	X	X	X	X	X	X	X	X	X	X
Cyber/IT/Technology/AI			X				X
ESG							X			X	X
Financial	X		X		X	X	X	X		X	X
Home Building/Real Estate	X	X		X				X
Human Capital									X	X	X
Legal, Regulatory & Compliance			X							X	X
Manufacturing or Operations	X	X		X	X	X	X				X
Marketing & Sales	X		X	X	X	X	X		X
Private Board	X		X	X	X	X	X	X	X	X	X
Public Board	X		X	X	X	X	X	X	X	X	X
Our bylaws require a customary majority voting standard for the election of directors. In addition, our Corporate Governance Principles and Practices require that any nominee for director who is an incumbent director but who is not elected by the vote required in the bylaws, and with respect to whom no successor has been elected, promptly tender his or her offer to resign to the Board for its consideration. The ESNG Committee of the Board will recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. In determining whether to recommend that the Board accept any resignation offer, the ESNG Committee will be entitled to consider all factors believed relevant by the ESNG Committee’s members. The Board will act on the ESNG Committee’s recommendation within 90 days following certification of the election results and will announce its determination and rationale in a Form 8-K. In deciding whether to accept the resignation offer, the Board will consider the factors considered by the ESNG Committee and any additional information and factors that the Board believes to be relevant. If the Board accepts a director’s resignation offer pursuant to its process, the ESNG Committee will recommend to the Board and the Board will thereafter determine what action, if any, will be taken with respect to any vacancy created by a resignation. Any director who tenders his or her resignation pursuant to this policy will not participate in the proceedings of either the ESNG Committee or the Board with respect to his or her own resignation.
In case of a Board vacancy or if the Board elects to increase its size, determinations regarding the eligibility of director candidates are made by the ESNG Committee, which considers the candidate’s qualifications as to skills and experience in the context of the needs of the Board and our stockholders. When seeking new Board candidates, the ESNG Committee is committed to a policy of inclusiveness and will take reasonable steps to ensure that women and people of color are considered for the pool of candidates from which the Board nominees are chosen, and will endeavor to include qualified candidates from non-traditional venues. On January 2, 2024, Gerald Haddock, a long tenured director retired and on March 14, 2024, Raymond Oppel announced his retirement, which will be effective at the end of his current term on May 16, 2024. Accordingly, the Board has begun a search for a new female board member candidate. While the timing of the identification and appointment of a new board member cannot be guaranteed, we anticipate our search will conclude by the end of the fiscal year. The Board is also committed to search for a female director upon any subsequent board retirement, in a good faith effort to improve board gender diversity over a reasonable time period.
The following charts and biographies provide summary information about the tenure, demographics and experience of our directors as of March 21, 2024:

(a) Includes two females and two persons of color.
MERITAGE HOMES | 2024 Proxy Statement 15

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The following table illustrates the voluntarily self-identified ethnic composition, as defined by NASDAQ, of our current Board and its Committees.

Ethnicity	Board of Directors	Audit Committee	Compensation Committee	ESNG Committee	Land Committee
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latino	2		1	1
Native Hawaiian or Pacific Islander
White	9	4	4	3	4
Two or More Races or Ethnicities
Total Number of Members	11	4	5	4	4
16 MERITAGE HOMES | 2024 Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our Board is comprised of the following members:

Class I Directors
Steven J. Hilton, 62
Mr. Hilton is the Executive Chairman of Meritage Homes and has been a director since 1996. Mr. Hilton led Meritage Homes for 35 years as Chairman and CEO until his retirement as CEO effective January 1, 2021. In 1985, Mr. Hilton cofounded Arizona-based Monterey Homes, the predecessor company to Meritage Homes. Under Mr. Hilton’s leadership, Monterey became publicly traded in 1997.

Mr. Hilton received a Bachelor’s degree in Accounting from the University of Arizona. He serves as a board member for Translational Genomics Research Institute (TGEN) Foundation and the Boys & Girls Clubs of Greater Scottsdale Foundation. He also previously served as Chairman of the Board for Banner Health Foundation from 2021 to 2023, and as a board member for Western Alliance Bancorporation, (NYSE: WAL) until June 2022. Mr. Hilton brings extensive and intimate knowledge of the Company to the Board as its co-founder and through over 35 years of experience in leading the Company.

Raymond Oppel, 67	Mr. Oppel has been a director since December 1997 and is retiring on May 16, 2024. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development. He was the co-founder, Chairman and CEO of The Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was purchased in 1995 by public homebuilder KB Home.

Mr. Oppel has over 30 years of experience in the homebuilding business. Mr. Oppel possesses extensive knowledge about the real estate industry in general and the homebuilding industry in particular.

Dana C. Bradford, 59	Mr. Bradford has been a director since August 2009. In 2012, Mr. Bradford cofounded and was appointed and currently serves as Chairman and CEO of C3 Brands, the parent company to a number of consumer brands. From 2005 to 2012, Mr. Bradford was the President and Managing Partner of McCarthy Capital Corporation, a private equity firm. He also serves as a director on the boards of Southwest Value Partners, a San Diego-based real estate company, and Customer Service Profiles, an Omaha-based provider of customer satisfaction data and analytics. Mr. Bradford formerly served as Chairman of the Board of Vornado Air, a Wichita-based consumer brands company, and formerly served as a director on the boards of McCarthy Groups, Ballantyne, NRG Media, Guild Mortgage and Gold Circle Films.

Mr. Bradford earned a Bachelor's degree in Business Administration from the University of Arizona and an MBA from Creighton University. Mr. Bradford brings additional perspective to the Board relating to real estate and corporate finance matters.

Deb Henretta, 62	Ms. Henretta has been a director since March 2016. Ms. Henretta retired from Procter & Gamble, Co. ("P&G") in 2015. Throughout her 30 years at P&G, she held various senior positions throughout several sectors, serving as President of Global e-Business while concurrently serving as President/Senior Executive Officer of Global Beauty; President of Global Baby Care; and Vice President of Fabric Conditioners and Bleach. She has been a director at Corning Incorporated. (NYSE: GLW) since 2013, at Nisource Inc. (NYSE: NI) since 2015, and at American Eagle Outfitters (NYSE:AEO) since 2019. Ms. Henretta is a Partner at Council Advisors (formerly G100 Companies) where she assisted in establishing a Board Excellence Program for Corporate Board Directors that includes director education on board oversight and governance, including digital transformation and cybersecurity.

Ms. Henretta graduated summa cum laude from St. Bonaventure University with a Bachelor of Arts in Communication. She earned her Master of Arts in Advertising from Syracuse University Newhouse School of Public Communications and holds an honorary Doctorate of Humane Letters from St. Bonaventure University. Ms. Henretta brings additional perspective and expertise to the Board relating to technology, cybersecurity, climate and sustainability, and diversity and inclusion.

P. Kelly Mooney, 60	Ms. Mooney has been a director since March 2020. Ms. Mooney is the Founder and CEO of Equipt Women, a public benefit corporation dedicated to connecting, empowering and upskilling young professional women. She was previously a co-owner of Resource/Ammirati, a digital marketing and customer experience innovation firm, and held various positions of leadership including CEO from January 2011 to September 2017; President from June 2001 to January 2011; and Chief Experience Officer and Director of Intelligence from March 1995 to May 2001. During that tenure, she advised dozens of Fortune 500 executives on customer growth strategy and digital transformation to increase shareholder value. In 2016, Resource/Ammirati was sold to IBM to become part of IBM iX, one of the world’s largest digital consultancies. Ms. Mooney joined IBM iX in September 2017 and served as Chief Experience Officer until June 2018. She advises consumer and technology-focused entrepreneurs on leadership, strategy and innovation.

Ms. Mooney has also served as a board member of Sally Beauty Supply Holdings, Inc. (NYSE:SBH), an international specialty retailer and distributor of professional beauty supplies, and J.Jill Inc. (NYSE: JILL), an omnichannel women's apparel brand. She graduated with honors with a Bachelor of Science in Industrial Design from The Ohio State University. Ms. Mooney brings additional perspective on innovation, sustainability, diversity and inclusion.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Class I Directors (continued)

Louis E. Caldera, 68
Mr. Caldera has been a director since December 2021. Mr. Caldera is a private investor and corporate director. He has been serving as a director of DallasNews Corporation (NASDAQ: DALN), formerly Belo Corp, since 2001, where he also chairs the compensation and management development committee, and has been serving as a director of Granite Construction Incorporated (NYSE: GVA) since 2021. Mr. Caldera has been a Senior Lecturer at Harvard Business School since July 2023. Since March 2021, Mr. Caldera has served as a senior advisor to Belay Associates, LLC, a private equity firm, and its affiliate Everest Consolidator Acquisition Corporation (NYSE: MTNT.U). Mr. Caldera has held several leadership positions in education, including Distinguished Adjunct Professor of Law at American University Washington College of Law from September 2018 to June 2021, and Professor of Leadership and a Senior Fellow of the George Washington University Cisneros Hispanic Leadership Institute from 2016 to 2018. He has also served in government as Secretary of the Army in the Clinton Administration and as an Assistant to the President and Director of the White House Military Office in the Obama Administration. Mr. Caldera began his career as an army officer, corporate lawyer, and California state legislator. He is the co-founder and co-chair of the Presidents’ Alliance on Higher Education and Immigration, a nonprofit organization, and serves on the board of the Latino Corporate Directors Association.

Mr. Caldera holds an MBA from Harvard Business School, a Juris Doctor from Harvard Law School and a Bachelor of Science from the United States Military Academy. He has significant knowledge and experience in the leadership of large organizations, corporate governance including environmental, social and sustainability governance, and in legal, regulatory and policy matters.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Class II Directors
Peter L. Ax, 64	Mr. Ax has been a director since September 2000 and is the Company's lead independent director. In 2001, he joined UpscriptHealth, a telemedicine-based software platform which facilitates pharmaceutical manufacturers selling medications direct-to-consumers, where he currently serves as the CEO. He was also the Managing Partner of Phoenix Capital Management, an operationally focused venture capital firm, which became a subsidiary of UpscriptHealth in 2021. Mr. Ax was the Chairman and CEO of SpinCycle, Inc., a public reporting consolidator and developer of coin-operated laundromats. Previously, Mr. Ax served as head of the Private Equity Placement Division and Senior Vice President of Lehman Brothers in New York and has served in various operating roles for enterprises operated by Phoenix Capital Management. Mr. Ax also served on the board of directors of iGo, Inc. (formerly, NASDAQ: IGOI) from 2007 to January 2022.

Mr. Ax holds an MBA from the Wharton School at the University of Pennsylvania, a Juris Doctorate from the University of Arizona, and a Bachelor of Science in Business Administration from the University of Arizona, and has been a Certified Public Accountant. Mr. Ax possesses extensive skills and experience relating to, among other things, capital markets and corporate finance.

Michael R. Odell, 60	Mr. Odell has been a director since December 2011. Since 2017, he has been Board Member, President and CEO of Marubeni Automotive Aftermarket Holdings ("Marubeni"), a holding company for investments in the automotive aftermarket. He also currently serves as Board Member, President and CEO of Marubeni subsidiaries, XL Parts and The Parts House, both automotive parts distributors. From 2015 through 2016, he served as President of Eastern Auto Parts Warehouse, an automotive parts distributor. From 2008 through 2014, he served as President, CEO and board member of The Pep Boys - Manny, Moe & Jack, then a NYSE-listed company. Mr. Odell joined Pep Boys in 2007 as Chief Operating Officer. Previously, he served as Executive Vice President and General Manager of Sears Retail & Specialty Stores, a $26 billion division of Sears Holdings Corporation.

Mr. Odell started his career as a CPA with Deloitte & Touche LLP. Mr. Odell holds an MBA from Northwestern University's Kellogg School of Management, and a Bachelor of Science in Accounting from the University of Denver's Daniels College of Business.  Mr. Odell has deep service, retail and distribution experience, with a broad background in strategic planning, leadership, sales, operations and finance.

Joseph Keough, 54	Mr. Keough has been a director since June 2019. He currently serves as Chairman and CEO of Wood Partners, one of the nation's largest multifamily real estate companies. Before joining Wood Partners, Mr. Keough was Chief Operating Officer of Fuqua Capital, the office for the Atlanta-based Fuqua family. Mr. Keough had also been a Senior Vice President in the office and multifamily division of Cousins Properties (NYSE: CUZ), as well as a Principal at The Boston Consulting Group. Mr. Keough is also on the board of directors of Interface, Inc. (NASDAQ: TILE).

Mr. Keough earned his MBA from Harvard Business School and received his Bachelor degree in Finance and Economics from Babson College. Mr. Keough brings over 20 years of strong business leadership, deep understanding of real estate and first-hand experience driving organizational transformation.

Dennis V. Arriola, 63
Mr. Arriola was appointed to the Board on June 14, 2023. Mr. Arriola is standing for election at the 2024 Annual Meeting. Mr. Arriola was initially recommended to serve as a director by a third-party search firm, which was followed by a collective determination by our Board to nominate him. He is currently an Operating Partner at Sandbrook Capital, a private equity firm focused on transforming energy infrastructure investments. Prior to joining Sandbrook Capital, he served as CEO and member of the Executive Committee of Avangrid, Inc. (NYSE: AGR) from July 2020 to May 2022, and was the Executive Vice President and Chief Sustainability Officer at Sempra Energy (NYSE: SRE) from January 2017 to June 2020. Mr. Arriola has been serving as a director of Commercial Metals Company (NYSE: CMC) since March 2024, and as a director and member of the Audit & Finance Committee and Human Resources & Compensation Committee of ConocoPhillips (NYSE: COP) since September 2022. In addition, Mr. Arriola has been a director of Automobile Club of Southern California (AAA) since May 2020, where he has served as a member of the public affairs committee since May 2020, the finance and investment committee since May 2023, and served as a member of the audit committee from May 2020 to May 2023.

Mr. Arriola holds an MBA from Harvard Business School and a Bachelor of Arts in Economics from Stanford University. He has substantial knowledge and leadership experience in environmental, social and governance ("ESG"), operations and finance, and brings additional perspective to the Board in sustainability as well as regulatory, policy and legislative issues.

Phillippe Lord, 50	Mr. Lord became the CEO of Meritage Homes on January 1, 2021 and was appointed to the Board at that time. He previously served as Chief Operating Officer of Meritage Homes from 2015 to 2020. From 2012 to 2015, Mr. Lord was President of the West Region at Meritage Homes. Mr. Lord began his Meritage Homes career in 2008 by creating the Company’s strategic operations and market research department, which analyzes land acquisitions, product and pricing.

Prior to joining Meritage Homes, Mr. Lord held leadership positions with Acacia Capital, Centex Homes and Pinnacle West Capital. Mr. Lord received a Bachelor's degree in Economics and Business from Colorado State University and completed his master's coursework in Economics at the University of Arizona. As CEO of the Company, Mr. Lord is uniquely qualified to serve as a member on our Board.

MERITAGE HOMES | 2024 Proxy Statement 19

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Director Independence
The ESNG Committee evaluates and reports to the Board regarding the independence of each Board candidate. Consistent with the rules and regulations of the NYSE, at least a majority of the Board must be independent. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, stockholder, member, partner or trustee of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable, personal and other business relationships the director may have with the Company.
As a result of its review, the Board has determined that all of our current Board members are independent directors, with the exception of Messrs. Hilton and Lord. In making this determination, the Board evaluated whether any relationships exist between these individuals and Meritage and determined that no relationship exists between Meritage and any independent director. Messrs. Hilton and Lord are not considered independent because they are executive officers of the Company.
There are no familial relationships between members of the Board.
The Board has determined that all committees of the Board should be comprised entirely of independent directors and therefore Messrs. Hilton and Lord do not serve on any Board committees. The Board limits its independent members from serving on more than three other public company boards, limits the Executive Chairman to serving on two additional public company boards, and limits the CEO to serving on one additional public company board.

Board Leadership Structure
Steven J. Hilton, the Company's co-founder, serves as the Executive Chairman of the Board. We believe Mr. Hilton’s unique industry experience and continuing involvement in the strategic operations of the Company make him highly qualified to serve as Executive Chairman. Mr. Hilton co-founded Meritage Homes and is thus intimately familiar with its history, culture and operations. Mr. Hilton possesses in-depth knowledge and expertise in the homebuilding industry as a whole and Meritage Homes in particular and is the Company’s largest non-institutional stockholder. The Board has concluded that this puts Mr. Hilton in a unique position and makes it compelling for him to serve as Executive Chairman of the Board to effectively represent the stockholders’ interest.
Mr. Ax, our Audit Committee Chair, serves as the Board’s lead independent director. Mr. Ax has extensive knowledge of capital markets and corporate finance and has previously served as CEO of a publicly traded corporation. We believe that Mr. Ax’s role as our lead independent director serves as a counterbalance to and complements Mr. Hilton’s position as Executive Chairman and provides the appropriate level of independent director oversight. Additionally, our lead independent director collaborates with Mr. Hilton in establishing agendas for Board meetings, presides over all independent director meetings and can call special meetings of the independent directors as he deems necessary to address any matters the lead independent director feels should be addressed by the majority of our directors at any time. To more formalize the role, duties and qualifications of the lead independent director, the Board has adopted a Lead Director Charter. This Charter is available on our website at investors.meritagehomes.com.

CEO and Management Succession; Board Composition and Refreshment
Under the charter of the ESNG Committee, it is the role of the ESNG Committee to review and recommend to the Board changes as needed to the Company’s Corporate Governance Principles and Practices, including items such as management succession, policies and principles for CEO selection and performance review, policies regarding succession in the event of an emergency or departure of the CEO, and Board diversity, tenure and refreshment. Our Corporate Governance Principles and Practices provide, among other things, that our Lead Director is to conduct an annual review of the performance of the CEO.
The Board is committed to good corporate governance and regularly solicits and receives feedback from investors, potential investors, and other participants in the investing community. As indicated above, the Board seeks to achieve a balance of Board director tenures in order to benefit from long-tenured directors’ institutional knowledge and newly elected directors’ fresh perspectives and, towards this goal, has added four new independent directors over the past five years. The Board believes an effective refreshment program must be continuous and ongoing. On January 2, 2024, Gerald Haddock, a long tenured director, retired, and on March 14, 2024 Raymond Oppel announced his retirement, which will be effective at the end of his current term on May 16, 2024. Accordingly, the Board has begun a search for a new female board member candidate. While the timing of the identification and appointment of a new board member cannot be guaranteed, we anticipate our search will conclude by the end of the fiscal year. The Board is also committed to search for a female director upon any subsequent board retirement, in a good faith effort to improve board gender diversity over a reasonable time period.
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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Risk Oversight
Our Board has overall responsibility for the oversight of risk management. As part of this oversight, on a regular basis, our Board receives reports from various members of management and is actively involved in monitoring our operations and approving key decisions relating to our strategy. Additionally, the management teams at our divisions must obtain approvals from our corporate executive team prior to engaging in certain activities or committing prescribed amounts of the Company’s financial and operational resources. As a result, senior management, who report directly to executive management, cannot authorize transactions that exceed prescribed thresholds that, while they may result in short-term benefits for their divisions, may expose the Company to unwarranted risks. Similarly, our executive management (including our NEOs) cannot engage in certain transactions without approval from our Board. For example, the Board must approve all debt and equity transactions. In addition, our legal department regularly reports to the Board information concerning ongoing litigation and possible legal, regulatory and other risks that might expose the Company to liability or loss. The Board also annually reviews the Company’s insurance programs.
In addition to their formal risk assessment activities and oversight, the Board and committees of the Board are also involved in risk oversight on a more informal basis at regular Board and committee meetings. At each regular Board meeting, management provides the Board a status report with respect to the Company's budget and addresses any material variances. The Board also receives and reviews business updates from senior management, which involve detailed reports on trends and any business risks that the Company may be facing. The Board also provides oversight of risk through its standing committees. For example:
•Our Audit Committee is responsible for reviewing and analyzing significant financial and operational risks and how management is managing and mitigating such risks through its internal controls and financial risk management processes. Our VP of Internal Audit reports directly to the Audit Committee and provides routine updates on the progress and findings of the department's ongoing internal audit reviews. Our external auditors also have at least quarterly discussions with our Audit Committee, and meet both with and without Company management present, to highlight what they perceive as our key financial risks. Our Audit Committee plays an important role in overseeing our internal controls monitoring and is regularly engaged in discussions with management regarding business risks, operational risks, transactional risks, cybersecurity, AI and financial risks. Cybersecurity and affiliated risks related to our information technology are a key component of our Board’s risk oversight, and our Chief Information Officer (CIO) provides a formal update to our Audit Committee at least twice per year, reviewing cybersecurity risks, trends, plans for future actions and measurements against recognized external cybersecurity frameworks and benchmarks.
•Our Compensation Committee oversees risks relating to the compensation and incentives provided to our executive officers. The Compensation Committee negotiates and approves all of the employment agreements of our NEOs and the Compensation Committee approves all grants of equity awards to all of our eligible employees. The Compensation Committee has the sole authority to hire outside compensation advisors and consultants and to determine the terms, scope and fees of such engagements.
•Our ESNG Committee is responsible to the Board and reports regularly to the Board and provides updates on the support, development, strategy, prioritization, integration and reporting of the Company's ongoing commitment to environmental, safety, corporate social responsibility, sustainability and other related trends, issues and concerns. The ESNG Committee regularly engages in discussions with management regarding our processes for identifying, assessing, monitoring and managing the principal environmental and social risks most relevant to our Company.
•The Land Committee is responsible for reviewing and approving/denying land acquisition transactions recommended by management in excess of a predetermined monetary threshold. The executive team provides the Land Committee with a comprehensive package for each proposed deal, which includes detailed information about the financial, operational and legal risks associated with the acquisition.

The Board and Board Committees
 We currently have eleven incumbent directors and the following committees:
•Audit Committee
•Compensation Committee
•ESNG Committee
•Land Committee
Our Board typically meets on a quarterly basis, with additional meetings held as required. During 2023, the Board held four meetings. Throughout 2023, each of our current directors attended at least 75% of the aggregate of the Board and committee meetings of which he or she was a member. Our Land Committee does not have regularly scheduled meetings but rather is provided relevant materials for consideration and voting when land transactions require the Land Committee’s authorization. Directors are expected to attend our Annual Meetings of stockholders. All directors (except Mr. Arriola, who was appointed to the
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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Board on June 14, 2023), including the five who are up for re-election at this year's meeting, attended our 2023 Annual Meeting held on May 18, 2023.
The following table identifies the current members of our Board and Board Committees and the number of meetings held during 2023:

Board of Directors	Audit Committee	Compensation Committee	Nominating/ Governance Committee	Land Committee	Environmental, Social and Sustainability Committee (1)
Steven J. Hilton*
Phillippe Lord
Peter L. Ax +	C		✓	C
Raymond Oppel		✓		✓	✓
Dana C. Bradford	✓	✓		✓
Michael R. Odell		C
Deb Henretta (2)	✓		C		C
Joseph Keough (3)	✓			✓	✓
P. Kelly Mooney		✓	✓
Louis E. Caldera		✓
Dennis V. Arriola (4)			✓
Number of Meetings	7	8	4	n/a	4

*	=	Executive Chairman of the Board
✓	=	Member
C	=	Committee Chair
+	=	Lead Independent Director
(1) The responsibilities of the Environmental, Social and Sustainability ("ES&S") Committee were consolidated with the Nominating/Governance Committee effective February 22, 2024.

(2) Ms. Henretta was appointed as Chair of the ESNG Committee effective January 2, 2024, to replace Mr. Haddock, who retired from the Board effective January 2, 2024, and was appointed as a member of the Audit Committee effective February 22, 2024.

(3) Mr. Keough was appointed as a member of the Land Committee effective February 22, 2024.

(4) Mr. Arriola was appointed as a member of the ESNG Committee effective November 16, 2023.
Audit Committee
The Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations of the NYSE. The Audit Committee assists the Board in:
•fulfilling its oversight of the integrity of our financial statements,
•overseeing our compliance with legal and regulatory requirements,
•determining our independent registered public accounting firm’s qualifications and independence,
•evaluating our financial, operational, and information/cybersecurity/AI risks and overseeing our efforts to mitigate these risks, which include among other things, annual cyber and risk trainings for all employees,
•evaluating the performance of our internal audit function and independent registered public accounting firm, and
•reviewing and approving any related party transaction between the Company and senior executive officers or directors.
The Audit Committee has the sole authority to appoint and replace our independent registered public accounting firm and approves all audit engagement fees and terms of all significant non-audit engagements with the independent registered public accounting firm in accordance with the pre-approval policies set forth in our Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from, and receives appropriate funding from us for, outside legal, accounting and other advisors as it deems necessary to carry out its duties. The Audit Committee also receives briefings from our executive management team at least quarterly, addressing audit, compliance, and information security matters, among other topics.
The Audit Committee operates under a written charter established by the Board. The charter is available on our website at investors.meritagehomes.com. Each member of the Audit Committee meets the independence requirements of the NYSE and the Exchange Act, and is financially literate, knowledgeable and qualified to review our financial statements. In addition, each member of the Audit Committee has accounting or related financial management expertise. The Board has determined that Peter
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L. Ax, the Chair of our Audit Committee, and the other directors who serve as audit committee members meet the independence requirements of the NYSE’s listing standards and Rule 10A-3 under the Exchange Act, and each is an “audit committee financial expert” as such term is defined in SEC rules and regulations. Information about past business and educational experience of Mr. Ax and other members of the Audit Committee is included in their biographies in this proxy statement in the section “—Director Qualifications and Diversity”.
The report of the Audit Committee is included in this proxy statement in the section “Report of the Audit Committee.”
Compensation Committee
The Board has established a Compensation Committee in accordance with the NYSE’s rules and regulations. The Compensation Committee regularly reports to the Board and its responsibilities include, but are not limited to:
•reviewing and approving goals and objectives relative to the compensation of our NEOs, evaluating our NEOs’ performance in light of these goals and approving the compensation of our NEOs,
•reviewing and considering input from stockholders with respect to compensation agreements with our NEOs,
•overseeing and approving all grants of equity-based awards, including those for non-NEOs,
•overseeing, monitoring, administrating and enforcing our Clawback Policy, and
•producing a report on executive compensation to be included in our annual proxy statement.
The Compensation Committee is currently comprised of five members of the Board, each of whom is independent under the independence standards of the NYSE and a “non-employee director” under Section 16 of the Exchange Act. Generally, the Compensation Committee Chair is in charge of setting the schedule for the Compensation Committee’s meetings as well as the agenda of each meeting. The Compensation Committee operates under a written charter, which is available on our website at investors.meritagehomes.com.
The Compensation Committee has the sole authority to hire outside compensation advisors and consultants and to determine the terms, scope, fees and costs of such engagements. Since 2018, the Compensation Committee has engaged Pearl Meyer as its independent executive compensation consultant to provide an update on current compensation trends and to provide recommendations on the compensation packages of our NEOs.
The Compensation Committee determines executive compensation with respect to our NEOs independent of management. The Compensation Committee approves all grants of equity-based awards. For the NEOs, the number and type of equity award grants are determined or based on an employment agreement between the Company and the NEO, which may be periodically re-negotiated and revised, as approved by the Compensation Committee. For non-NEOs, management is responsible for recommending to the Compensation Committee the persons to receive grants of equity based awards and the nature and size of the proposed awards. Because management is responsible for the day-to-day operation of the Company, the Compensation Committee believes that management is in the best position to make this recommendation.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is, or has been, an employee of Meritage or any of its subsidiaries. There are no interlocking relationships between Meritage and other entities that might affect the determination of the compensation of Meritage’s executive officers.
ESNG Committee
The Board has established a ESNG Committee, which absorbed the responsibilities of the ES&S Committee in February 2024. The ESNG Committee reports directly to the Board and is responsible for:
•developing director qualifications and determining whether newly elected directors or prospective director candidates meet those qualifications,
•identifying individuals qualified to become Board members and recommending director nominees for the next Annual Meeting of stockholders,
•considering recommendations for director nominations received from stockholders,
•reviewing and recommending changes as needed to the Company’s Corporate Governance Principles and Practices and other corporate governance documents,
•addressing such items as management succession, including policies and principles for our CEO selection and performance review and succession in the event of an emergency or departure of the CEO or Executive Chairman,
•establishing and implementing director qualification standards, including policies regarding director tenure, retirement and succession,
•reviewing the charters of the Compensation Committee, Audit Committee, ESNG Committee, and Land Committee, as well as the Lead Director Charter,
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•assessing and monitoring, with Board involvement, the Board’s performance and the contributions and performance of individual directors,
•recommending nominees for the Compensation Committee, Audit Committee, ESNG Committee, and Land Committee,
•monitoring compliance with our Corporate Governance Principles and Practices, including stock ownership requirements for directors and NEOs,
•promoting adherence to a high standard of corporate governance, ethics, and Company values,
•assisting in setting the Company's general strategy with respect to ESG matters, and considering and recommending policies, practices and disclosures that conform with the strategy,
•reviewing the Company’s environmental, social, and governance reports and scores from relevant internal and external stakeholders, as available, and provide guidance on areas of opportunity with respect to ESG matters,
•overseeing and approving annual updates to the Company's Human Rights Policy, Environmental Responsibility Policy, Responsible Marketing Policy and Vendor Code of Conduct, all of which can be found on our website at investors.meritagehomes.com;
•overseeing the Company's policies to protect the health and safety of employees, contractors, customers and the public and, as applicable, the environment, and review with management the quality of the Company’s procedures for identifying, assessing, monitoring and managing the principal environmental and social risks to the Company,
•overseeing the Company’s policies and practices promoting diversity and inclusion,
•in consultation with the Compensation Committee, reviewing and advising the board on compensation targets related to ESG objectives and metrics,
•monitoring environmental, social and political trends as well as major global legislative and regulatory developments or other public policy issues and making recommendations to the Board, as appropriate, on adjustment of Company policies and practices to address such trends and issues,
•overseeing the accounting, reporting and disclosure with respect to ESG matters, such as climate change and greenhouse gas emissions, including data collection and compliance with any applicable laws, and
•reviewing and approving the Company's annual ESG report, which includes Task Force on Climate-Related Financial Disclosures ("TCFD"), and other similar reports.
The ESNG Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The ESNG Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. Each member of the ESNG Committee meets the independence requirements of the NYSE.
Land Committee
The Board has established a Land Committee, which directly reports to the Board. The Land Committee is responsible for reviewing and approving/denying land acquisition transactions recommended by management in excess of a predetermined monetary threshold. The Committee is intended to function as an additional approval mechanism for executive management’s land acquisition approval policies and procedures.
The Land Committee is transactional in nature; accordingly, the Land Committee does not have regularly scheduled meetings but rather are provided relevant materials for consideration and voting when land transactions require the Land Committee’s authorization. Currently, no compensation is paid to any director for service on the Land Committee. Peter L. Ax is the Chair of the Land Committee, and each member of the Land Committee meets the independence requirements of the NYSE.
Director Nomination Process
Director Qualifications. The ESNG Committee will evaluate prospective nominees using the standards and qualifications set forth in our Corporate Governance Principles and Practices and in our criteria for new directors. Prospective nominees must meet these qualification requirements and should have the highest professional and personal ethics and values, as well as broad experience at the policy-making level in business, government, education or public interest. Prospective nominees must be committed to enhancing stockholder value and must have sufficient time to devote to carrying out their duties and to provide insight based upon experience, talent, skill and expertise appropriate for the Board. Each prospective nominee must be willing and able to represent the interests of our stockholders.
Identifying and Evaluating Nominees for Directors. The ESNG Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The ESNG Committee assesses the current composition of the Board, the balance of management and independent directors and the need for Audit Committee and other expertise in its evaluation of prospective nominees. In the event that vacancies are anticipated, or otherwise arise, the ESNG Committee may seek recommendations from current Board members, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. When seeking new Board candidates, the ESNG Committee is committed to a policy of inclusiveness and will take reasonable steps to ensure that women and people of color are considered for the pool of candidates from which
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the Board nominees are chosen, and will endeavor to include qualified candidates from non-traditional backgrounds. After completing its evaluation, the ESNG Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering such recommendations.
Stockholder Recommendations. The policy of the ESNG Committee is to consider properly-submitted stockholder recommendations for candidates for membership on the Board as described below. In evaluating such proposals, the ESNG Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership qualifications and criteria described above. Any stockholder recommendations proposed for consideration by the ESNG Committee must include the nominee’s name and qualifications for Board membership and should be submitted to:
Meritage Homes Corporation
18655 North Claret Drive
Suite 400
Scottsdale, Arizona 85255
Attn:  Secretary
The Secretary will forward all recommendations to the ESNG Committee.
Stockholder Nominations. Our bylaws also permit stockholders to nominate directors for election at an annual stockholder meeting. For a description of the process for submitting such nominations for consideration at next year’s Annual Meeting, please see “Stockholder Proposals, Director Nominations and Other Items of Business” on page 60 of this proxy statement.
Proxy Access. Our bylaws permit an eligible stockholder, or a group of up to 20 stockholders, that has continuously owned at least three percent of the Company’s outstanding shares of common stock for three years to include in the Company’s proxy materials director nominations of up to 20% (rounded to the nearest whole number) of the number of Directors constituting the class up for election at any Annual Meeting. For a description of the process and deadlines for submitting such nominations for consideration at next year’s Annual Meeting, please see “Stockholder Proposals, Director Nominations and Other Items of Business” on page 60 of this proxy statement.
Director Orientation and Continuing Education
It is the policy of the Board that all new directors should participate in an orientation program sponsored by the Company. This orientation is designed to familiarize new directors with the Company’s core values, strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Ethics, its principal officers, its internal audit function, and its independent registered public accounting firm. In addition, the Board encourages each director to attend prominent continuing education programs. The Company will pay for the director’s tuition and reasonable and customary travel expenses to attend continuing education programs.
Executive Sessions of Independent Directors
Our Corporate Governance Principles and Practices dictate that the non-management members of the Board will meet in executive session at least quarterly outside the presence of directors that are employees or officers of the Company. The non-management directors met in executive session four times during 2023. Peter L. Ax is our Lead Independent Director and presides over these executive session meetings.

Code of Ethics
We are committed to conducting business consistent with the highest ethical and legal standards. The Board has adopted a Code of Ethics, which is applicable to all employees, including our senior and executive management and our directors, and a Vendor Code of Conduct, which is applicable to all contractors, subcontractors, vendors and partners. Both the Code of Ethics and the Vendor Code of Conduct are available on our website at investors.meritagehomes.com.
Meritage Stock Pledging Policy
In 2013, the ESNG Committee approved a modification to the Company’s Securities Trading Policy prohibiting all future pledging of the Company’s equity securities by our employees, NEOs and directors. None of the Company's NEOs or directors currently have pledged any Company stock.
Anti-Hedging Policy
Our Securities Trading Policy sets forth guidelines and restrictions on transactions involving our stock, which are applicable to all employees, including our NEOs and directors, as well as former employees and directors with material non-public information. Among other things, our policy prohibits all types of hedging transactions, including, but not limited to, purchases of stock on margin, short sales, buying or selling puts or calls and similar transactions involving any derivative securities. If allowed, these types of transactions could enable employees to own Company stock without the full risks and rewards of ownership. When that
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occurs, employees may no longer have the same objectives as the Company’s other stockholders and therefore such transactions involving Meritage stock are prohibited.

Communications with the Board of Directors
Interested persons may communicate with the Board by writing to our Lead Independent Director at the address set forth on page 2. The Lead Independent Director will disseminate the information to the rest of the Board at his discretion.

Compensation Discussion and Analysis
The following discussion and analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented immediately following this discussion.
The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about the material elements of compensation that we pay or award to, or that is earned by, our NEOs. For our 2023 fiscal year, our NEOs were:
•Phillippe Lord, Chief Executive Officer ("CEO")
•Hilla Sferruzza, Executive Vice President ("EVP"), Chief Financial Officer ("CFO")
•Steven J. Hilton, Executive Chairman ("EC")
•Clint Szubinski, EVP, Chief Operating Officer ("COO")
•Malissia Clinton, EVP, General Counsel ("GC") and Secretary
•Javier Feliciano, EVP, Chief People Officer ("CPO")
For 2023 and 2022, we have voluntarily included Javier Feliciano as an NEO. Mr. Feliciano is the CPO of our Company and is a key member of our core executive management. We believe it is beneficial and transparent for investors to be presented with, and understand, the compensation program of our full core executive management team. Mr. Feliciano reports directly to our CEO and leads our Company's People Operations function, overseeing and leading the execution of our people strategy. This CD&A addresses and explains the numerical and related information contained in the Summary Compensation Table and other executive compensation tables, and includes actions regarding executive compensation that occurred during 2023, including the award of bonuses related to 2023 performance, and the adoption of any new, or the modification of any existing, compensation programs, if applicable.

Executive Summary
Meritage Homes is committed to building long-term stockholder value. Accordingly, our NEO compensation program is designed to be largely performance driven. At our 2023 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by approximately 97% of total votes cast, indicating that our stockholders were in agreement with our Compensation Committee and its direction of setting compensation arrangements based on performance metrics that are in line with the goals of our stockholders. A summary of our compensation packages is discussed further in this proxy in the section titled “Compensation Program.”
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2023 Business Highlights
Financial and Operational Highlights
The 2023 fiscal year started with a high degree of uncertainty, as the homebuilding market had weakened materially in the last half of 2022 due to rapidly rising interest rates and uncertainty about economic conditions. However, early in 2023, consumer confidence improved as homebuyers began to acclimate to the higher interest rate environment, and macroeconomic conditions fueled demand for new homes in a market where existing homes are in short supply. Our available inventory of affordable, quick move-in homes and our ability to offer financing incentives enabled us to capture the demand and deliver strong financial results in 2023. In addition, we continued to focus on continued growth, responsible balance sheet management and shareholder return. Below is a summary of our results in 2023:
•Total home closing revenue of $6.1 billion in 2023, relatively in line with $6.2 billion in 2022.
•Closed 13,976 homes, our second highest volume in Company history, down from 14,106 homes in the prior year.
•Home closing gross margin of 24.8% in 2023, versus 28.6% in the prior year, a decrease of 380 basis points due to increased financing incentives, rising land costs, and still elevated direct costs.
•SG&A leverage as a percentage of home closing revenue of 10.2%, a 190 basis point increase from 8.3% in 2022, as a result of higher commissions and marketing costs, reflecting the current sales environment, increased performance-based compensation and insurance spend, and a greater investment in technology.
•Net earnings of $738.7 million, or $19.93 per diluted share, in 2023, down from $992.2 million, or $26.74 per diluted share, in 2022, primarily reflecting lower home closing revenue and greater overhead costs in 2023.
•Land acquisition and development spend of $1.9 billion versus $1.5 billion in the prior year. We put 16,000 net new lots under contract in 2023, up from 2,000 in 2022 (including terminated contracts), and ended the year with 270 actively selling communities.
•Initiated and paid recurring quarterly cash dividends totaling $1.08 per share for the full year 2023 and repurchased 437,882 shares of our common stock for $59.1 million.
•Partially redeemed $150.0 million of our 6.00% Senior Notes due 2025.
•Strengthened balance sheet leverage with debt-to-capital and net debt-to-capital(1) ratios of 17.9% and 1.9% at December 31, 2023, compared to 22.6% and 6.8% at December 31, 2022.
•Received upgrades to investment grade credit rating by both S&P and Fitch.
(1) Net debt-to-capital is a non-GAAP measure. For a reconciliation to the debt-to-capital ratio, the most comparable GAAP measure, please see our Annual Report on Form 10-K for the year ended December 31, 2023 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Cash Flow Activities.”
Environmental, Social, and Sustainability Highlights
Meritage is committed to sustainability through the homes we build, the communities in which we live and work, and the ways we conduct ourselves every day. We strive to integrate an environmental focus into all aspects of our business—from land acquisition and development to the design and construction of homes to our financial services offerings, which include title and escrow, mortgage and insurance services. At Meritage, we also believe corporate social responsibility is important for the long-term sustainability of the business. We believe that fostering a culture that champions diversity, equity and inclusion ("DE&I") allows us to be an employer of choice to our people and a builder of choice to our customers and trade partners. We take pride in being an organization driven by ethics and living by our core values and our promise to deliver a Life.Built.Better.® We promote the long-term interests of stakeholders and customers and focus on the transparency and accountability of Meritage’s Board of Directors, executive management, our employees and trade partners. Below are some highlights of our environmental, social and sustainability efforts, and more comprehensive information regarding these topics can be found within the Investor Relations area of our website, including our ESG Report which includes our TCFD, and our Equal Employment Opportunity data (“EEO-1”).
Philanthropy. One of our core values is "Start With Heart" and we do so through various initiatives. Since 2013, Meritage has partnered with Operation Homefront to provide newly-built mortgage-free homes to military families through its Permanent Homes for Veterans program and we continued this tradition in 2023, building and donating our 18th home to a deserving family in South Florida. Through the Meritage Cares Foundation, we donated $1.5 million to non-profit organizations in 2023 that support DE&I initiatives in the homebuilding industry, plant trees throughout our markets, assist military veterans and their families, and improve the supply of affordable housing. In addition, we made corporate contributions totaling $1.8 million in 2023 to fund education opportunities in Arizona and Florida. Our employees also donate their time to support local organizations, and in 2023 we packed more than 250,000 meals for No Child Hungry and planted thousands of trees with Arbor Day Foundation across the markets that we serve. We are also proud to offer a benefits program that provides our employees paid time off for volunteering with their favorite charitable organizations.
Diversity, Equity and Inclusion. Meritage Homes is committed to cultivating a diverse team, fostering an inclusive culture and creating a workplace environment where our team members are treated with respect, are valued for their unique perspectives
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and experiences, and feel a sense of belonging. We seek to increase and retain the demographic and skill diversity of our workforce at all levels, develop meaningful relationships and collaborate effectively with diverse customers, trade partners, and the communities we serve. We have a robust talent assessment and succession planning model designed to identify and develop employees and provide a roadmap for promotion so that they can reach their full potential in support of organizational goals. Developing our employees enhances each individual’s opportunity to progress their career at Meritage and enrich their work experience. Our culture is guided by our core values through which every employee is strongly encouraged to embrace opportunities to develop and grow their careers and are empowered to do their best.

At December 31, 2023, we had 1,838 full-time employees, of which 41% were female and 27% were minorities. We are proud of the diversity in our team and are committed to the ongoing and intentional work to achieve inclusive excellence, including the long-term goals of attracting diverse talent and forming strategic relations. We are dedicated to learning, improving our practices and challenging our leaders and employees to recognize and leverage our differences for the greater good of the team and the organization. We promote an open-door policy where individuals are encouraged to voice concerns which are promptly addressed. In 2023 our DE&I program included the following efforts:
•Launched our first three employee resource groups, starting with a focus on multicultural, women and family structures.
•Committed nearly $450,000 to support ongoing DE&I career and educational efforts.
•Funded more than 60 scholarships at Historically Black Colleges & Universities and Hispanic Servicing Institutions, including North Carolina A&T, Arizona State University, University of Central Florida, Prairie View University, and Texas A&M.
•Expanded our partnership with Building Talent Foundation, a non-profit organization whose mission is to advance the education, training and career progression of young professionals, especially those from underrepresented professionals in the homebuilding industry.
•Provided several educational and engagement opportunities for our leaders and employees focused on a culture of inclusion and building DE&I skills and capabilities.

The information below provides additional diversity-related metrics about our corporate full-time workforce for 2023: (1) (2)

	Total	Male	Female	Non-Minority	Minority
Headcount	323	40%	60%	72%	28%
Promotions	6	17%	83%	100%	—%
Turnover %	13%
(1) Due to the unique nature of the homebuilding business, as communities open and close in different geographic locations, our impacted local employees may elect to terminate their employment with us in order to remain in close proximity to their home. This sector-specific high turn-over of our field employees results in limited ability to provide meaningful benchmarking and period-over-period demographics tracking and therefore, the information above only reflects the demographics of our corporate employees and local management teams.

(2) Not included in the table above is our local operations senior leadership. This group of 24 employees had a total turnover rate of 17% in 2023 and the following diversity-related ratios:

	Male	Female	Non-Minority	Minority
Headcount	83%	17%	83%	17%
Promotions	50%	50%	75%	25%
Energy Efficiency. Meritage Homes has been a leader in incorporating innovation in every home we build, employing industry-leading techniques and technologies aimed at building sustainable and energy-efficient homes. At a minimum, we construct every home to meet or exceed ENERGY STAR® standards. Every new Meritage home comes standard with spray foam insulation, the MERV-13 air filter, an advanced air filtration system, ENERGY STAR® certified appliances, WaterSense® certified
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water fixtures and a multispeed heating, ventilation and air conditioning ("HVAC") system that is designed to operate more efficiently than traditional HVAC, allowing owners to better manage the comfort of their home while reducing their operating costs and environmental impact. We proudly obtained ENERGY STAR® certifications on primarily all of our homes in 2023, and 100% of our homes built in California during the same year included solar panels. In certain geographies, we build ENERGY STAR® and Indoor airPLUS double-certified homes in order to provide homes that are both energy-efficient and healthy.
Year after year, we strive to improve the energy efficiency of our homes through better building processes and selection of construction materials and features inside the home. These efforts reduce the energy consumption and greenhouse gas emissions of our homes compared to a similar-sized traditional new U.S. home, which creates energy savings and lower utility bills for our homeowners. As a result, we have received various national and regional awards in recognition of our efforts, including:
•2023 EPA's ENERGY STAR® Partner of the Year for Sustained Excellence for the tenth year;
•2021 - 2023 EPA's Indoor airPLUS Leader Award;
•2013 - 2023 EPA's ENERGY STAR® Residential New Construction Market Leader Award;
•USA Today’s 2023 America’s Climate Leaders; and
•Green Builder Media’s 2023 Eco Leaders List.
Responsible Supply Chain. Responsible sourcing and the use of sustainable materials are important to our operations. Our raw materials consist primarily of lumber, concrete, drywall, roofing materials and similar construction materials, and are frequently purchased on a national or regional level. However, because such materials are substantially comprised of natural resource commodities, Meritage expects responsible management of social and environmental risks in our supply chain. We work with our partners to ensure they understand our needs and our Company culture and conduct. Our contracts require that our suppliers comply with all laws, environmental regulations and safety and labor practices pertaining to their products and work as well as follow our Vendor Code of Conduct and we monitor our suppliers' compliance with zoning, building and safety codes. Where possible, we use recycled building materials and sustainably-sourced products. Certain of our building materials are sourced locally to reduce transportation and the related green-house gas emissions.
Meritage continues to support the advancement of energy efficient and sustainable home building practices in the U.S. To further these principles, Meritage engages in stakeholder discussions across the landscape of the home building industry, elected officials, and regulatory bodies at the federal, state, and local levels. We are a founding member of the Institute for the Building Envelope also help to co-lead the US public homebuilders’ ESG peer group. Further, we collaborate and participate with trade associations and councils in every market we operate in, and at national levels with the International Code Council, Housing Innovation Alliance, Policy Advisory Board of the Harvard Joint Center for Housing, RESNET, and Leading Builders of America.
Climate Change. In 2022, Meritage became the first U.S. public production builder to issue a TCFD report, and in 2023 we incorporated the TCFD disclosures in our 2022 ESG report. We have been measuring our annual greenhouse gas ("GHG") emissions inventory since 2019. Our GHG inventory is developed in accordance with the GHG Protocol Corporate Accounting and Reporting Standard, using both spend-based and activity-related data. Meritage’s operations in the homebuilding sector generate direct and indirect GHG emissions. By evaluating and measuring the carbon footprint of our business operations, job sites, and value chain, we are gaining a better understanding of the changes that impact our annual emissions. As with most companies within our sector, the main source of Meritage’s GHG emissions is from Scope 3 (indirect value chain emissions) since the emissions from our value chain capture material and supplier inputs, the home construction process, and the lifetime energy consumption of homes delivered. The most meaningful impact we can make in reducing GHG emissions is by delivering homes that are more energy-efficient. We actively engage with our vendors to understand the entire lifecycle of our inputs from raw materials to use of materials to disposal of waste. We look for ways to reduce the emissions intensity of our purchased goods and services.

Compensation Philosophy and Objectives
Our executive compensation program is designed to drive and reward superior corporate performance both annually and over the long-term while simultaneously striving to be externally competitive amongst our peer group. We continually review our executive compensation program to ensure it reflects good governance practices and is in the best interests of stockholders. Since 2018, the Compensation Committee has engaged Pearl Meyer as its independent external compensation consultant. Pearl Meyer evaluates and makes recommendations regarding the terms of our NEO and Board compensation programs as they relate to creating stockholder value as well as remaining competitive in the marketplace with the changing trends and levels in NEO compensation, while meeting the below core objectives. We do not engage Pearl Meyer for any other advisory services.
Pay for Performance
A substantial portion of the total potential compensation for our NEOs is intended to be variable/at risk on a pay-for-performance basis. The terms of the performance-based compensation contemplated in each respective NEO's employment agreement was based upon an assessment performed by Pearl Meyer of external market data to ensure that the compensation formula is
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competitive relative to the compensation paid by companies with which we compete for executive talent and the tenure of our executives. This compensation is based on (i) the performance of the Company as a whole, as measured against our peer group and (ii) the NEOs role in the attainment of the Company’s performance goals. In 2023, more than two thirds of the compensation program for our NEOs was based on various performance metrics that are tied to the Company’s financial and operational goals. The following graph illustrates CEO compensation as it relates to Earnings Before Income Taxes over the last three years.

CEO Compensation as % of Earnings Before Income Taxes
$1,500,000
$1,000,000
$500,000
$0
Earnings Before Income Taxes (in 000's)
0.8%
$962,750
$1,297,333
0.6%
1.1%
$960,266
2021
2022
2023
Fiscal Year Ending
CEO Compensation as a % of Earnings Before Income Taxes
Earnings Before Income Taxes (1)

(1) Before deduction of CEO total compensation (as reflected in the Summary Compensation Table).
Stock Ownership
We are committed to utilizing our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our NEOs with those of our stockholders and helps to focus our executives on long-term stockholder value creation. We award restricted stock units and performance share awards to our NEOs, as we believe such awards provide our NEOs with an incentive to continue to increase long-term stockholder value, even during periods of declining stock prices. We believe the granting of equity awards is an important retention tool and is widely used in our industry.
Recruiting and Retention
Due to the competitive nature of our industry, we are committed to providing total compensation opportunities that are competitive with, though not identical to, the practices of other public homebuilders within our peer group. We intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain outstanding executives who are motivated to help us achieve our mission.
Compensation Peer Group
As a member of the homebuilding industry, we predominantly compete for executive talent and have historically compared ourselves to other companies in our industry. There are a limited number of homebuilders that have revenue and market capitalization similar to ours. Therefore, the Compensation Committee, with the assistance of Pearl Meyer, has established a peer group of comparably sized companies selected from the homebuilding industry, with organizational structures similar to ours such as being a publicly traded company, operations limited to the United States, and building single family housing as their core business.
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COMPENSATION DISCUSSION AND ANALYSIS

The peer group companies that were used in 2023 for executive compensation benchmarking and performance benchmarking are set forth below. We believe that this peer group provides an appropriate benchmark comparison for our Company.

●	Beazer Homes USA, Inc.	●	M.D.C. Holdings, Inc.
●	Century Communities, Inc.	●	M/I Homes, Inc.
●	D.R. Horton, Inc.	●	NVR, Inc.
●	Hovnanian Enterprises, Inc.	●	Pulte Group, Inc.
●	KB Home	●	Taylor Morrison Home Corporation
●	Lennar Corporation	●	Toll Brothers, Inc.
●	LGI Homes, Inc.	●	TRI Point Group, Inc.

In addition to the peer group listed above being used for executive compensation benchmarking, the Compensation Committee also used this same peer group for the total shareholder return ("TSR") portion of performance-based long-term incentive awards in 2023; however, any peer that is acquired or de-listed during the applicable measurement period will be removed from the peer group.
While market data is an important factor utilized by the Compensation Committee when setting compensation, it is only one of multiple factors considered, and the amount paid to each NEO may be more or less than the composite market value based on the performance of the Company and the NEO, the roles, experience level and responsibilities of the NEO, internal equity and other factors that the Compensation Committee deems important.
MERITAGE HOMES | 2024 Proxy Statement 31

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Best Practices
The best practices evidenced by our NEO compensation programs and processes include:

WE DO		WE DO NOT
✓	Pay for performance by requiring a significant portion of the total compensation of our NEOs be determined based on performance tied to strategic objectives.	✗	Provide perquisites for our NEOs other than those limited to auto allowance, reimbursement of certain insurance premiums and other limited benefits.
✓	Have executive stock ownership requirements in place set at a multiplier of base salary.	✗	Reprice or replace stock options and other equity awards.
✓	Have a clawback policy for our NEOs requiring the recoupment of erroneously awarded compensation in compliance with applicable NYSE standards.	✗	Allow hedging.
✓	Engage an independent compensation consultant that reports directly to the Compensation Committee to provide an update on current compensation trends and to provide recommendations on our NEOs’ current compensation packages.	✗	Allow pledging.
✓	Have double trigger cash severance based upon a change of control of the Company.	✗	Provide tax gross-ups for change of control and severance payments.
Our executive compensation policies and practices are designed to align our NEOs’ long-term interests with those of our stockholders via a pay-for-performance model. The charts below depict the 2023 percentage of compensation for our CEO and other NEOs that is fixed versus performance-based from the Summary Compensation Table on page 43:

CEO

Time-Based Equity Compensation 19%
Other 1%
Base Salary 8%
Performance-Based Compensation** 72%
Base Salary
Other
Time-Based Equity Compensation
Performance-Based Compensation**

NEOs *

Other
1%
Time-Based
Equity
Compensation
14%
Base Salary
17%
Performance-Based
Compensation**
68%
Base Salary
Other
Time-Based
Equity
Compensation
Performance-Based Compensation**

*    Represents average for NEOs for the year ended December 31, 2023, other than the CEO.
** Includes fair value of performance share awards granted (at target level) and actual non-equity incentive plan compensation paid.

32 MERITAGE HOMES | 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Independent Compensation Consultant
In accordance with its charter, the Compensation Committee has the sole authority to retain and obtain advice and assistance from consultants, legal counsel, accounting and other advisers as appropriate, and to determine and approve the terms, costs and fees for such engagements. Since 2018, the Compensation Committee has engaged Pearl Meyer to serve as its independent compensation consultant. When engaging a compensation consultant, the Compensation Committee takes into consideration the independence of and other factors pertaining to the consultant as required by the NYSE, SEC and other applicable rules and regulations. Upon consideration of these factors, the Compensation Committee has concluded that the engagement of Pearl Meyer does not present any conflicts of interest.
Pearl Meyer is a leader in the executive compensation consulting industry and provides information and advice regarding compensation philosophy and strategy; recommends peer group selection criteria as well as potential peer companies; and consults with the Compensation Committee on both long-term and short-term incentive compensation.

Compensation Program
The key components of our executive compensation program are base salary, annual incentive cash compensation and long-term equity incentive compensation. In addition, our NEOs have the opportunity to participate in our company-wide 401(k) plan, a non-qualified deferred compensation plan, and to receive limited certain personal benefits, as described below under "Other Compensation". The employment agreements of our CEO and other NEOs are further described in this proxy under the section “—Employment Agreements in Effect for 2023.”
Our executive compensation program is designed based on the following strategic principles:
•Alignment with key outcomes of our business strategies;
•Appropriate balance of short- and long-term incentive award opportunity;
•Market-competitive total compensation opportunity within our peer group;
•Appropriate alignment with our stockholders by delivering a significant percentage of total compensation opportunity through equity and including goals that are measured by total shareholder return;
•Setting a total compensation package where a significant percentage of total compensation is at risk;
•Transparency in the communication of plan design and performance goals to enhance understanding; and
•Adherence to sound governance practices, including the prudent management of compensation risk.
Based on the results of the analysis, the components of our NEO compensation program are as outlined below.
Base Salary
The purpose of the base salary is to provide a fixed amount of cash compensation that is not variable and is competitive with market practices. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall total target compensation. We target our NEO base salaries to be competitive with our compensation peer group. We believe the NEO base salaries are appropriate based on the officers’ roles, responsibilities, experience and contributions to the Company, as well as compared to market data.
Annual Cash Incentive Compensation ("Non-Equity Incentive Plan")
We believe our Non-Equity Incentive Plan focuses our NEOs on the most important short-term measures of our business, establishes a clear connection between performance and earned compensation, and provides transparency to our stockholders as to the operation of our Non-Equity Incentive Plan. Each goal represents a fixed percentage of total potential cash incentive compensation with each goal assessed separately from the others.
The specific details of each NEO’s 2023 annual cash incentive compensation are further described under the section “—Employment Agreements in Effect for 2023”.
Discretionary Bonuses
Discretionary bonuses may be awarded based on specific achievements of an individual beyond those of the performance measurements included in the Non-Equity Incentive Plan calculations, subject to approval by the Compensation Committee. Although contemplated within the compensation program for our NEO's, the use of discretionary bonuses has been and is expected to continue to be very limited. There were no discretionary bonuses paid in 2023.
MERITAGE HOMES | 2024 Proxy Statement 33

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Incentive Awards
Long-term equity incentive awards are intended to provide compensation opportunities based on the creation of stockholder value and an increase in our stock price. The employment agreements in effect for 2023 for our NEOs allow for grants of performance-based restricted stock units ("performance share awards") and time-based restricted stock units, both of which have a three-year cliff vesting schedule.
In connection with our equity awards, we have also adopted stock ownership requirements as further discussed below in the section “—Security Ownership Requirements.”
The Compensation Committee believes that equity awards provide a strong long-term incentive for our NEOs (and other officers and employees) that, along with their stock ownership, helps to align the interests of management with our stockholders. The Compensation Committee believes that these equity-based awards provide the opportunity for our NEOs to benefit from strong stock performance and, particularly in the case of the restricted stock unit awards, the NEOs focus on balancing stability and preservation of stock value against being incentivized to potentially take on an imprudent level of additional risk to drive stock appreciation with more contingent equity awards such as stock options. The Company and the Compensation Committee also believe that an appropriate mix of cash compensation and non-cash compensation in the form of equity awards is necessary and appropriate because, among other reasons, equity-based awards do not require the use of our working capital. The Compensation Committee is mindful of the fact that equity awards represent an expense under generally accepted accounting principles and a cost to the Company and its stockholders in the form of dilution. Accordingly, the Company seeks to achieve an appropriate balance between cash and non-cash compensation such that the NEOs are appropriately incentivized, our working capital and financial results are minimally affected, and our stockholders do not experience undue dilution.
Other Compensation
The Compensation Committee does not believe in the extensive use of perquisites as a component of executive compensation. The Compensation Committee believes that the perquisites provided to our NEOs (above those received by all employees or officers in general) are limited but help maintain the competitiveness of our compensation package as compared to our peer group companies. The types of perquisites we provide to our NEOs generally consist of car allowances, and enhanced life and disability or long-term care insurance.

Security Ownership Requirements
We maintain security ownership requirements for our directors and NEOs. The Board believes that these guidelines align the interests of our directors and executive officers with those of stockholders. Our directors and executive officers are required to comply with ownership guidelines. The requirements for our directors and NEOs are outlined below:
•Directors, five times annual board retainer fees (exclusive of committee, committee chair or lead director fees),
•Executive Chairman and CEO, six times base salary;
•COO and CFO, three times base salary; and
•GC and CPO, two times base salary.
In the case of the appointment of a new executive officer or director, the new officer or director shall not be required to purchase stock in the open market in order to become compliant. Until such compliance is achieved they may not sell or otherwise transfer any stock or stock equivalents related to equity awarded by the Company; provided, however, they may sell stock as necessary to pay any required income tax withholdings in connection with the vesting of any equity grants. Once their income tax withholdings are fulfilled, they may not sell more than 50% of the remaining equity grants or awards that vest in a fiscal year and must hold the balance of their shares until their ownership requirements are met. In order to enable our directors and executive officers to prudently manage their personal financial affairs, our policy provides that once compliance is obtained, subsequent changes in stock price will not affect their compliance with the guidelines provided the officer or director continues to hold at least the number of shares that were necessary to comply with the stock ownership requirements but for a decrease in stock price.
For purposes of the stock ownership requirements, stock is deemed “owned” for both directors and officers in the case of (a) shares owned outright and (b) beneficially-owned shares. As of December 31, 2023, all officers and directors were in compliance with their respective security ownership requirements or transitional requirements.

Equity-Based Awards
Meritage has traditionally granted equity-based awards to board members, executive officers and other key employees to provide a means for incentive compensation and to align the interests of management with the interest of Meritage’s stockholders. Since 2009, all equity awards to employees and directors have been comprised of restricted stock or restricted stock units and for NEOs have been comprised of a combination of restricted stock units and performance share awards as a means of providing sufficient long-term incentive compensation to align with market competitiveness.
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COMPENSATION DISCUSSION AND ANALYSIS

We have comprehensive policies relating to the granting of equity-based awards. Following is a summary of key aspects of our policies:
•All equity-based awards must be approved at formal meetings (including telephonic) of the Compensation Committee.
•The grant date of such awards will be the date of the meeting (or a specified date shortly after the meeting).
•The customary annual equity-based grant shall be approved at a regularly scheduled meeting of the Compensation Committee during the first part of the year, but generally after the annual earnings release. We believe that coordinating the main annual award grant after our annual earnings release will generally result in this grant being made at a time when the public is in possession of all material information about us.
•The Company shall not intentionally grant equity-based awards before the anticipated announcement of materially favorable news, or delay the grant of equity-based awards until after the announcement of materially unfavorable news.
•The Compensation Committee will approve equity-based grants only for persons specifically identified at the meeting by management.
MERITAGE HOMES | 2024 Proxy Statement 35

COMPENSATION DISCUSSION AND ANALYSIS

Employment Agreements in Effect for 2023
The Compensation Committee annually reviews each NEO’s total compensation relative to the market data while considering the responsibilities of their position, their individual performance and their tenure with the Company. In January 2021, we entered into new employment agreements with all of our NEOs, except for Ms. Clinton with whom we entered into an employment agreement in April 2022 when she joined the Company. The employment agreement for Mr. Hilton ended on December 31, 2023, and we entered into a new employment agreement with him in January 2024. The employment agreements for all of our executives automatically renew for a term of one-year on December 31 of each year, unless the executive or the Company notifies the other that it wishes to terminate the agreement within sixty days prior to the expiration date of any renewal term. In February 2023, we increased certain components of compensation for all of our executives except for Mr. Hilton. Following is a description of the key provisions between the Company and each of the NEOs of their respective employment agreements in effect for 2023.
Base Salary

	Named Executive Officer
	Phillippe Lord	Hilla Sferruzza	Steven J. Hilton	Clint Szubinski	Malissia Clinton	Javier Feliciano

Base Salary	$900,000	$725,000	$1,000,000	$650,000	$515,000	$430,000
Non-Equity Incentive Plan
In 2023, our NEOs were each entitled to an annual cash incentive bonus based upon the achievement of certain performance goals established by the Compensation Committee. The amount of the target bonus and payout ranges for each NEO is set forth below. The amount of the bonus to be paid is contingent upon the achievement of the performance criteria established by the Compensation Committee. Where the actual performance falls below the threshold level, no incentive bonus will be paid with respect to that performance goal, unless the Compensation Committee approves a discretionary amount.
The Non-Equity Incentive Plan has three performance measures, weighted 60%, 30% and 10%, respectively:
1.Earnings before interest expense and interest amortized to cost of sales, income taxes, depreciation and amortization (“EBITDA"), adjusted for specific and predetermined items ("adjusted EBITDA");
2.Number of home closings; and
3.Customer satisfaction rating as determined by a third-party rating agency.
The Compensation Committee believes these metrics focus our NEOs on the most important short-term measures of our business, establish a clear connection between the Company's strategy, performance and the NEO's earned compensation, and provide transparency to our stockholders as to the operation of our Non-Equity Incentive Plan. Each goal represents a fixed percentage of total potential compensation with each goal assessed separately from the others.
For each of the three performance measures noted above, our Compensation Committee has specified:
•A threshold level of achievement below which no incentives will be paid;
•A target range level of achievement (e.g. between the threshold and maximum) associated with a market-competitive incentive award; and
•A maximum level of achievement above which incentives paid will not increase ("payout ceiling").
The relationship between the level of performance and associated payout with each level for each of the performance metrics is reflected in the following tables. Where actual results fell between the performance levels set forth above, payments were calculated based on linear interpolation.

Adjusted EBITDA	Performance as % of Target	Payout as % of Target Payout (1) (2)	Number of Home Closings	Performance as % of Target	Payout as % of Target Payout (1) (2)	Customer Satisfaction Rating	Performance as % of Target	Payout as % of Target Payout (1) (2)
Maximum	120.0%	250%	Maximum	120.0%	250%	Maximum	102.9%	250%
Target	100.0%	100%	Target	100.0%	100%	Target	100.0%	100%
Threshold	80.0%	50%	Threshold	80.0%	50%	Threshold	97.1%	50%
Below Threshold	< 80.0%	0%	Below Threshold	< 80.0%	0%	Below Threshold	< 97.1%	0%
(1) Target payouts for Mr. Lord, Ms. Sferruzza, Messrs. Hilton and Szubinski, Ms. Clinton and Mr. Feliciano were $2,250,000, $1,268,750, $1,000,000, $1,625,000, $515,000 and $322,500, respectively, and are based on the achievement of target performance level, as indicated in the preceding tables.
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COMPENSATION DISCUSSION AND ANALYSIS

(2) As outlined in his employment agreement, Mr. Hilton's maximum payout cannot exceed target, which is 100%. The below target thresholds for Mr. Hilton are applicable as indicated in the tables above.

For purposes of determining the executives’ formula bonuses, Adjusted EBITDA means EBITDA adjusted to exclude non-routine charges that the Compensation Committee determines in its sole discretion at the time the annual incentive bonus plan is established as appropriate to exclude. Adjusted EBITDA for both target setting and actual performance add back the impact of NEO compensation in their final calculations.
Annual Discretionary Bonus
Based on specific achievements of each individual beyond those of the performance measurements included in the Non-Equity Incentive Plan calculations, our NEOs may be awarded discretionary cash bonuses subject to approval by the Compensation Committee. There were no such bonuses awarded in 2023.
Long-Term (Equity-Based) Incentive Awards
In 2023, our NEOs were entitled to long-term equity incentive awards where 50% of the target dollar value was provided through performance share awards based on criteria with interpolated potential payout levels and 50% of the target dollar value was provided through time-based restricted stock units.
Performance Share Awards. In 2023, our NEOs were entitled to performance share awards as part of their overall compensation. The performance-based portion of the long-term incentive awards have two metrics, which in 2023 were weighted 70% and 30%, respectively:
1.Achievement of a targeted return on assets (“ROA”) goal, and
2.Three-year total shareholder return (“TSR”) relative to our TSR peer group (as defined in the section "—Compensation Philosophies and Objectives — Compensation Peer Group ").
The Compensation Committee selected these two measures for the NEO long-term incentive awards as they believe they best align with our stockholder interests of strong returns and increased efficiency in generating profits from assets, and also provide a good counterbalance to our short-term objectives.
For each of the two performance-based plan measures, our Compensation Committee has specified:
•A threshold level of achievement below which no awards will be paid;
•A target range level of achievement (e.g. between the threshold and maximum) associated with a market-competitive incentive award; and
•A maximum level of achievement above which awards will not increase ("payout ceiling").
Each metric is assessed separately from the other, and each may be adjusted for specific and pre-determined items established by the Compensation Committee. The ROA goals are measured annually and on a standalone basis, although the vesting of the shares will occur at the end of a three-year performance period. The TSR goal is a cumulative three-year metric. The relationship between the level of performance and the shares awarded with each level is reflected in the table below. Where actual results fall between the performance levels set forth in the following charts, payments will be calculated based on linear interpolation.

ROA	Performance as % of Target	Shares Awarded as % of Target Payout (1)	Relative TSR	Peer Group Percentile	Shares Awarded as % of Target Payout (1)
Maximum	150.0%	200%	Maximum	75.0	200%
Target	100.0%	100%	Target	50.0	100%
Threshold	50.0%	50%	Threshold	25.0	50%
Below Threshold	< 50.0%	0%	Below Threshold	< 25.0	0%
MERITAGE HOMES | 2024 Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS

(1) For 2023, the target award payout value was equal to approximately $2,025,000, $725,000, $500,000, $650,000, $412,000 and $322,500 for Mr. Lord, Ms. Sferruzza, Messrs. Hilton and Szubinski, Ms. Clinton, and Mr. Feliciano respectively. This 100% payout achievement is based on target performance level as indicated in the table above. Mr. Hilton is not eligible for payout above 100%.
Restricted Stock Unit Awards. In 2023, our NEOs were entitled to an annual grant of restricted stock units that cliff vest on the third anniversary of the date of grant. The number of restricted stock units to be granted to each executive officer will be equal to the dollar value specified for each executive officer divided by the closing price of the Company’s stock on the grant date. The value of restricted stock units granted in 2023 to Mr. Lord, Ms. Sferruzza, Messrs. Hilton and Szubinski, Ms. Clinton, and Mr. Feliciano were approximately $2,025,000, $725,000, $500,000, $650,000, $412,000 and $322,500, respectively.
Other Benefits
In 2023, our NEOs were also entitled to certain specified other benefits. Mr. Lord was entitled to receive payments annually to purchase life insurance coverage in the policy amount of up to $5,000,000; disability and/or long-term care insurance with monthly benefits of up to $20,000; and the use of a company car. Mss. Sferruzza and Clinton and Messrs. Szubinski and Feliciano were entitled to receive payments annually to purchase life insurance coverage in the policy amount of up to $3,000,000 and disability and/or long-term care insurance with monthly benefits of up to $20,000. Mr. Szubinski was also entitled to an auto allowance of $14,400.
Termination Provisions
Our NEOs employment agreements provide them with severance benefits under the Company's Severance Plan in certain situations upon termination of employment, which may include change of control, voluntary resignation by the officer with or without good reason, termination by the Company, with and without cause, death or disability, and retirement. A summary of the key termination provisions of the Executive Severance Plan in effect for 2023 is outlined beginning on page 48.
38 MERITAGE HOMES | 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Discussion of NEO Compensation
Following is a discussion of the compensation paid, awarded or earned in 2023 to the Company’s CEO and NEOs.
Our NEOs were compensated in 2023 pursuant to the terms of their respective employment agreements in effect during 2023, which provided for a base salary, a Non-Equity Incentive Plan award based on Company performance, equity grants and other customary executive benefits.
Under these agreements, a substantial portion of our NEOs potential compensation was performance-based to align their goals and efforts with the interests of our stockholders.
Salary. In accordance with the terms of their respective employment agreements, each NEO was paid a base salary as outlined in "— Employment Agreements in Effect for 2023."
Non-Equity Incentive Plan. For 2023, our NEOs earned cash performance-based bonuses pursuant to the terms set forth in their respective employment agreements as outlined beginning on page 36 of this proxy statement and according to the metrics set forth below. These cash bonuses were paid in February 2024.
ACTUAL RESULTS FOR 2023 ANNUAL INCENTIVE COMPENSATION:

		Named Executive Officer
Actual Results		Phillippe Lord	Hilla Sferruzza	Steven J. Hilton (1)	Clint Szubinski	Malissia Clinton	Javier Feliciano
Adjusted EBITDA (60%)
Actual Results (in thousands)		$1,064,900	$1,064,900	$1,064,900	$1,064,900	$1,064,900	$1,064,900
Target Performance Level (2) (in thousands)	≥	$508,200	$508,200	$508,200	$508,200	$508,200	$508,200
Target Bonus $		$1,350,000	$761,250	$600,000	$975,000	$309,000	$193,500
NEO Payout % (3)		250.0%	250.0%	100.0%	250.0%	250.0%	250.0%
NEO Payout $		$3,375,000	$1,903,125	$600,000	$2,437,500	$772,500	$483,750
Number of Home Closings (30%)
Actual Results		13,976	13,976	13,976	13,976	13,976	13,976
Target Performance Level (2)	≥	10,000	10,000	10,000	10,000	10,000	10,000
Target Bonus $		$675,000	$380,625	$300,000	$487,500	$154,500	$96,750
NEO Payout % (3)		250.0%	250.0%	100.0%	250.0%	250.0%	250.0%
NEO Payout $		$1,687,500	$951,563	$300,000	$1,218,750	$386,250	$241,875
Customer Satisfaction Rating (10%)
Actual Results		94.2%	94.2%	94.2%	94.2%	94.2%	94.2%
Target Performance Level	≥	87.5%	87.5%	87.5%	87.5%	87.5%	87.5%
Target Bonus $		$225,000	$126,875	$100,000	$162,500	$51,500	$32,250
NEO Payout % (3)		250.0%	250.0%	100.0%	250.0%	250.0%	250.0%
NEO Payout $		$562,500	$317,187	$100,000	$406,250	$128,750	$80,625
Total NEO Payout $		$5,625,000	$3,171,875	$1,000,000	$4,062,500	$1,287,500	$806,250
(1) As outlined in his employment agreement, Mr. Hilton’s maximum payout cannot exceed target, which is 100%.
(2) As is our practice, performance targets for 2023 were established early in the fiscal year. This time frame was associated with a high degree of general economic uncertainty, and the homebuilding market in particular had deteriorated the last half of 2022 due to rapidly rising interest rates. However, during 2023, consumer confidence improved as homebuyers began to acclimate to the higher interest rate environment, and macroeconomic conditions fueled demand for new homes in a market where existing homes were in short supply. Our available inventory of affordable, quick move-in homes and our intentional commitment to continue to offer financing incentives despite their increasing cost enabled us to capture sales and closings in excess of our initial expectations, delivering strong financial results in 2023.
(3) See the table provided on page 36 of this proxy statement for additional information related to the payout percentages as they relate to the targets.

MERITAGE HOMES | 2024 Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS

Equity Awards. In 2023, Mr. Lord, Ms. Sferruzza, Messrs. Hilton and Szubinski, Ms. Clinton, and Mr. Feliciano were granted 18,774, 6,721, 4,635, 6,026, 3,819 and 2,989 performance share awards (target level), respectively, related to the ROA and TSR performance metrics. Additionally, they were granted an equal amount of time-based shares that cliff vest in 2026. The performance share awards related to ROA and TSR vest on the third anniversary of the date of grant, subject to the achievement of the individual performance measures. The table below illustrates the potential performance share awards for 2023 at threshold, target and maximum performance levels for each NEO based on the established performance metrics. For discussion of the restricted stock units and performance share awards that vested in 2023, see the "2023 Stock Awards Vested" table on page 47.
PERFORMANCE BASED AWARDS GRANTED - ROA and TSR METRICS:

Name	Approximate Award Fair Value (at Target level) ($)	Below Threshold (Shares) (#)	Threshold (Shares) (#)	Target (Shares) (#) (1) (2)	Maximum (Shares) (#)
Phillippe Lord	$2,025,000	—	9,387	18,774	37,548
Hilla Sferruzza	$725,000	—	3,361	6,721	13,442
Steven J. Hilton	$500,000	—	2,318	4,635	4,635
Clint Szubinski	$650,000	—	3,013	6,026	12,052
Malissia Clinton	$412,000	—	1,910	3,819	7,638
Javier Feliciano	$322,500	—	1,495	2,989	5,978
(1)Number of shares based on a grant price of $107.86, the average of the high and low stock prices on the business date preceding the date of grant, as the awards were approved on a federal holiday.
(2)Refer to page 37 of this proxy statement for the relationship between the level of performance and the shares awarded with each level for both ROA and TSR metrics.
Other Benefits. The Company also provided other benefits consistent with our NEOs' employment agreements. These benefits are detailed in footnote (4) to the "Summary Compensation Table" included in this proxy statement.

40 MERITAGE HOMES | 2024 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2024 Developments
The Compensation Committee annually reviews each NEO’s total compensation relative to market data while considering the responsibilities of their position, their individual performance and tenure. Based on this review of competitive market practices in the homebuilding industry and to reward our NEOs for achievement of extraordinary performance, the compensation changes noted below are effective January 1, 2024.
Base Salary Compensation
The base salary for each executive was increased as shown in the table below. Mr. Hilton's base salary was not increased.

Executive Officer	Revised Base Salary
Phillippe Lord	$1,000,000
Hilla Sferruzza	$775,000
Clint Szubinski	$750,000
Malissia Clinton	$540,000
Javier Feliciano	$500,000

Performance-Based Cash Incentive and Equity (Non-Cash) Compensation
The target annual cash incentive bonus and target value of equity compensation (non-cash) increased to the amounts noted below. Mr. Hilton's target cash and equity incentive did not change.

Executive Officer	Revised Annual Target Cash Incentive Compensation	Revised Annual Target (non-cash) Equity Incentive Compensation (1)
Phillippe Lord	$3,000,000	$5,000,000
Hilla Sferruzza	$1,356,250	$1,743,750
Clint Szubinski	$1,875,000	$2,062,500
Malissia Clinton	$540,000	$918,000
Javier Feliciano	$375,000	$825,000

(1) 50% of the target award value is to be comprised of time-based restricted stock units and 50% of the target award value is to be comprised of performance-based awards.
MERITAGE HOMES | 2024 Proxy Statement 41

EXECUTIVE COMPENSATION COMMITTEE REPORT

The following Executive Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.
Executive Compensation Committee Report
The Executive Compensation Committee of the Board of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our 2023 Annual Report on Form 10-K.

THE EXECUTIVE COMPENSATION COMMITTEE
Michael R. Odell—Chair Dana C. Bradford Louis E. Caldera P. Kelly Mooney Raymond Oppel

42 MERITAGE HOMES | 2024 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

Compensation of Officers and Directors
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Phillippe Lord,	2023	900,000	—	4,248,118	5,625,000	62,525	10,835,643
CEO	2022	900,000	—	3,667,484	3,388,441	59,542	8,015,467
	2021	850,000	—	2,956,519	4,048,816	60,268	7,915,603
Hilla Sferruzza,	2023	725,000	—	1,520,797	3,171,875	56,784	5,474,456
EVP and CFO	2022	725,000	—	1,477,117	1,364,789	49,850	3,616,756
	2021	675,000	—	1,341,608	1,607,618	48,402	3,672,628
Steven J. Hilton,	2023	1,000,000	—	1,048,777	1,000,000	31,412	3,080,189
Executive Chairman	2022	1,000,000	—	1,018,757	1,000,000	30,349	3,049,106
	2021	1,000,000	—	993,752	1,000,000	29,581	3,023,333
Clint Szubinski,	2023	650,000	—	1,363,551	4,062,500	68,497	6,144,548
EVP and COO	2022	650,000	—	1,324,263	1,957,766	69,978	4,002,007
	2021	600,000	—	1,192,503	2,286,390	146,615	4,225,508
Malissia Clinton,	2023	515,000	—	864,162	1,287,500	69,909	2,736,571
EVP, GC and Secretary (1)	2022	364,752	—	589,748	548,216	170,973	1,673,689
Javier Feliciano,	2023	430,000	—	676,353	806,250	52,424	1,965,027
EVP and CPO	2022	430,000	—	547,542	485,676	54,399	1,517,617
	2021	400,000	—	496,792	571,598	53,631	1,522,021
(1)Ms. Clinton joined the Company as Executive Vice President and General Counsel effective April 18, 2022.
(2)The non-vested share grants (performance share awards and restricted stock units) have a fair value equal to the closing price of our stock on the date of the grant, in accordance with the requirements of Accounting Standards Codification Subtopic (“ASC”) 718. For the TSR portion of performance award shares, fair value is equal to the valuation from the third-party Monte Carlo analysis prepared in conjunction with the grants. Balance includes all performance share awards and restricted stock unit awards granted in the year to our NEOs and not the prorated share of all unvested grants in prior years that vested in the current year. See Note 11 “Stock Based and Deferred Compensation” of our Consolidated Financial Statements included in our 2023 Annual Report on Form 10-K for discussion of assumptions used for computing the fair value of awards granted. The amounts included in this column represent the grant-date fair value assuming all performance measures are achieved at the target level of performance (i.e., ROA, TSR), which is considered the probable outcome. The grant date fair value at the maximum performance level for the performance share awards in 2023 is $4,446,307, $1,591,740, $548,845, $1,427,176, $904,490 and $707,918 for Mr. Lord, Ms. Sferruzza, Messrs. Hilton and Szubinski, Ms. Clinton, and Mr. Feliciano, respectively.  Additional detail is also provided in the “2023 Grant of Plan-Based Awards” table. For information on the value of shares earned in 2023 based on 2023 performance, see the tables detailing outstanding equity awards at 2023 fiscal year-end on page 45 of this proxy statement.
(3)Non-equity incentive plan compensation earned for all years presented was paid subsequent to each respective year-end.
(4)See the following table for more detail.
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COMPENSATION OF OFFICERS AND DIRECTORS

All Other Compensation Table
Year Ended December 31, 2023

Name	Health and Insurance Premiums ($) (1)	401(k) Match ($)	Car Allowance ($)	Other ($)	Total All Other Compensation ($)
Phillippe Lord	51,590	9,900	—	1,035	62,525
Hilla Sferruzza	46,884	9,900	—	—	56,784
Steven J. Hilton	21,512	9,900	—	—	31,412
Clint Szubinski	44,197	9,900	14,400	—	68,497
Malissia Clinton (2)	49,539	9,900	—	10,470	69,909
Javier Feliciano	42,524	9,900	—	—	52,424
(1)Includes: (i) employer portion of benefits provided to all employees and (ii) life and disability insurance premiums as contemplated in each NEO’s employment agreement if such elections were made.
(2)Amount reported in 'Other' for Ms. Clinton represents reimbursement of relocation expenses.

2023 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Phillippe Lord	2/20/2023							18,774	2,024,964
	2/20/2023				9,387	18,774	37,548		2,223,154
	N/A	1,125,000	2,250,000	5,625,000
Hilla Sferruzza	2/20/2023							6,721	724,927
	2/20/2023				3,361	6,721	13,442		795,870
	N/A	634,375	1,268,750	3,171,875
Steven J. Hilton	2/20/2023							4,635	499,931
	2/20/2023				2,318	4,635	4,635		548,846
	N/A	500,000	1,000,000	1,000,000
Clint Szubinski	2/20/2023							6,026	649,964
	2/20/2023				3,013	6,026	12,052		713,587
	N/A	812,500	1,625,000	4,062,500
Malissia Clinton	8/10/2022							3,819	411,917
	8/10/2022				1,910	3,819	7,638		452,245
	N/A	257,500	515,000	1,287,500
Javier Feliciano	2/20/2023							2,989	322,394
	2/20/2023				1,495	2,989	5,978		353,959
	N/A	161,250	322,500	806,250
(1)Actual non-equity incentive plan payouts for 2023 are discussed in the section —"Discussion of NEO Compensation".
(2)Equity awards granted in 2023 have a three-year cliff vest, subject in the case of performance share awards to achievement of established performance metrics.
(3)The grant-date fair value amounts relating to the performance share awards represent the grant-date fair value assuming the performance measures are achieved at the target level of performance, which is considered the probable outcome. Grant date fair value for the TSR portion of awards is based on a Monte-Carlo model to assess fair value as of the date of grant. Grant date fair value for the ROA awards is calculated as the average of the high and low stock prices on the business date preceding the date of grant, as the awards were approved on a federal holiday.
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COMPENSATION OF OFFICERS AND DIRECTORS

Outstanding Equity Awards at 2023 Fiscal Year-End

	Stock Awards
				Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (9)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Phillippe Lord	100,609	(2) (8)	$17,526,088	24,132	$4,203,794
Hilla Sferruzza	41,433	(3) (8)	$7,217,629	9,075	$1,580,865
Steven J. Hilton	24,965	(4) (8)	$4,348,903	6,259	$1,090,318
Clint Szubinski	39,491	(5) (8)	$6,879,332	8,137	$1,417,465
Malissia Clinton	11,249	(6) (8)	$1,959,576	4,700	$818,740
Javier Feliciano	16,080	(7) (8)	$2,801,136	3,746	$652,553
(1)Computed as the number of shares or units of stock that have not yet vested multiplied by the closing price of the Company’s stock on the last business day of 2023 of $174.20.
(2)Remaining unvested time-based shares vest: 17,568 in March 2024, 18,259 in February 2025 and 18,774 in February 2026. See also Note (8) below.
(3)Remaining unvested time-based shares vest: 7,972 in March 2024, 7,354 in February 2025 and 6,721 in February 2026. See also Note (8) below.
(4)Remaining unvested time-based shares vest: 5,905 in March 2024,5,072 in February 2025, and 4,635 in February 2026. See also Note (8) below.
(5)Remaining unvested time-based shares vest: 1,801 in February 2024, 7,086 in March 2024, 7,283 in February 2025 and 6,026 in February 2026. See also Note (8) below.
(6)Remaining unvested time-based shares vest: 3,322 in August 2025 and 3,819 in February 2026. See also Note (8) below.
(7)Remaining unvested time-based shares vest: 2,952 in March 2024, 2,726 in February 2025 and 2,989 in February 2026. See also Note (8) below.
(8)Our long-term equity incentive plan awards vest on the third year after grant, but the component of equity awards that are performance-based have a specific annual ROA goal which is computed for each fiscal year within the three year vesting period. The table below indicates the shares earned for periods where the measurement period is complete for these specific annual ROA goals and thus the number of shares earned has been determined. Shares indicated as vested in 2024 were earned for the 2021, 2022 and 2023 performance periods and represent grants awarded in 2021; shares indicated as vesting in 2025 were earned for the 2022 and 2023 performance periods and represent grants awarded in 2022; shares indicated as vesting in 2026 were earned for the 2023 performance period and represent grants awarded in 2023.

Name	Vested in March 2024 (#) (a)	Vesting in 2025 (#)	Vesting in February 2026 (#)	Total Earned but not Vested Performance Share Awards as of December 31, 2023 (#)
Phillippe Lord	24,466	12,780	8,762	46,008
Hilla Sferruzza	11,102	5,148	3,136	19,386
Steven J. Hilton	5,905	2,366	1,082	9,353
Clint Szubinski	9,869	4,614	2,812	17,295
Malissia Clinton	—	2,326	1,782	4,108
Javier Feliciano	4,111	1,908	1,394	7,413
(a) As of December 31, 2023, all performance award shares granted in 2021 for the performance periods from 2021 through 2023 were earned and payable based on the achievement of performance metrics for each applicable performance period as set forth below. These shares all vested in March 2024, which was the third anniversary of the date of grant.
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COMPENSATION OF OFFICERS AND DIRECTORS

Metric	Performance Period	Target	Actual	Payout %
Relative TSR percentile	2021-2023 cumulative 3 year	50.0	57.1	114.2%

ROA	2023	10.0%	15.2%	150.0%
	2022	10.0%	20.7%	150.0%
	2021	9.0%	20.7%	150.0%
(9) Represents unearned performance award shares that vest (at target value) as follows:

Name	Vesting in 2025 (#)	Vesting in February 2026 (#)	Total Unearned and Unvested as of December 31, 2023 (#)
Phillippe Lord	9,739	14,393	24,132
Hilla Sferruzza	3,922	5,153	9,075
Steven J. Hilton	2,706	3,553	6,259
Clint Szubinski	3,517	4,620	8,137
Malissia Clinton	1,772	2,928	4,700
Javier Feliciano	1,454	2,292	3,746

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COMPENSATION OF OFFICERS AND DIRECTORS

2023 STOCK AWARDS VESTED
The table below sets forth the number and value of shares vested in 2023. All 2,882 of Mr. Szubinski's vested shares relate to awards that were granted prior to his appointment as COO. Ms. Clinton joined the Company in April 2022, and therefore had no stock awards vest in 2023. Her first vest is scheduled to occur in August 2025. For discussion of the performance share awards earned in 2023 with a subsequent vest date in 2024, see the supplemental tables within "Outstanding Equity Awards at 2023 Fiscal Year-End" table on page 45.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Phillippe Lord	35,838	$3,834,308
Hilla Sferruzza	21,334	$2,282,525
Steven J. Hilton	59,733	$6,390,834
Clint Szubinski	2,882	$323,798
Javier Feliciano	7,465	$798,680
(1)Includes performance share awards vested in February 2023 as a result of the achievement of performance goals as summarized in the table below. ROA performance metrics and achievement were set and calculated annually, whereas the relative TSR performance metrics were set and measured with a cumulative three year performance period. Where actual results fell between the performance levels, shares vested were calculated based on linear interpolation.

		Shares Vested
	Performance Measurement Year
Name		ROA (1)	TSR (2)	Total
Phillippe Lord	2022	5,061	6,195	11,256
	2021	5,061	—	5,061
	2020	5,061	—	5,061
	Total	15,183	6,195	21,378
Hilla Sferruzza	2022	3,012	3,687	6,699
	2021	3,014	—	3,014
	2020	3,014	—	3,014
	Total	9,040	3,687	12,727
Steven J. Hilton	2022	8,435	10,325	18,760
	2021	8,436	—	8,436
	2020	8,436	—	8,436
	Total	25,307	10,325	35,632
Javier Feliciano	2022	1,053	1,290	2,343
	2021	1,055	—	1,055
	2020	1,055	—	1,055
	Total	3,163	1,290	4,453
(1)Actual results achieved for ROA and the target ROA are shown in the following table.

Year	Actual ROA	Target ROA
2022	20.7%	10.0%
2021	20.7%	9.0%
2020	13.9%	7.0%

(2)The 2020 TSR awards were based on a cumulative three-year TSR goal. The actual cumulative TSR at the end of the three year period was the 71.4th percentile and the target TSR was the 50.0th percentile.
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COMPENSATION OF OFFICERS AND DIRECTORS

Nonqualified Deferred Compensation Plans
We offer a non-qualified deferred compensation plan (“deferred compensation plan”) to our NEOs as well as other highly compensated employees in order to allow them additional pre-tax income deferrals above and beyond the limited caps that qualified plans, such as 401(k) plans, impose on highly compensated employees. The deferred compensation plan allows eligible participants to defer up to 75% of their base salary and up to 100% of their qualifying bonus and performance-based compensation.  The deferred compensation plan also allows for discretionary employer contributions, although to date all contributions to the plan have been funded by the employees and we do not currently offer a contribution match. Employee deferrals are deemed 100% vested upon contribution. Distributions from the Plan will be made upon retirement, either in a lump sum or annual installments for up to fifteen years commencing upon normal retirement (upon reaching age 55 and completing ten years of service). Distributions may also be made upon death, separation of service, in-service distribution after 5 years or upon the occurrence of an unforeseeable emergency.

Participants in the deferred compensation plan are entitled to select from a wide variety of investments available under the plan and will be allocated gains or losses based upon the performance of the investments selected by the participant.  All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances. The below table reflects activity for our NEOs that participated in the deferred compensation plan during 2023.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Hilla Sferruzza	669,166	—	330,693	(57,112)	2,360,567
Clint Szubinski	—	—	65,011	—	241,647
Javier Feliciano	72,851	—	4,702	—	77,553
(1)Meritage does not provide matching contributions.
(2)These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.
(3)All amounts in this column that represent executive contributions have been reported as compensation to the NEO in the Summary Compensation Table, except for contributions made prior to becoming an NEO.

Potential Payments upon Termination or Change of Control Summary
We have entered into an Executive Severance Plan ("the Severance Plan") with our executives. Under the Severance Plan, our NEOs are entitled to severance payments and other benefits in the event of certain types of terminations. These benefits can include cash payments, continuation of insurance benefits and the acceleration of outstanding stock options, restricted stock units and performance share awards.
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COMPENSATION OF OFFICERS AND DIRECTORS

Following is a summary of the severance and change of control provisions that were in effect on December 31, 2023.

	Voluntary Resignation by Officer Without Good Reason or Termination by the Company With Cause	Voluntary Resignation by Officer With Good Reason or Termination by the Company Without Cause (1)	Death or Disability	Retirement (2)	In Connection with Change In Control (3)
Base salary and paid time off through date of termination	X	X	X	X	X
Pro-rata annual cash incentive bonus for period in which termination occurs based on actual performance achieved		X		X
Target annual cash incentive bonus for the performance period in which the termination occurs			X
Pro-rata target annual cash incentive bonus for the performance period in which the termination occurs					X
Service based (time based) awards and restricted stock units that are outstanding shall immediately vest and become unrestricted			X	X	X
100% of performance share awards (or restricted stock units) shall immediately vest and become unrestricted (4)					X
Previously granted performance share awards that have not vested will immediately vest and become unrestricted following the end of the applicable performance period based on actual performance achieved			X	X
Any outstanding and vested stock options will remain exercisable as provided by in the original equity awards (5) (6)		X	X
Any outstanding and unvested stock options will immediately vest and will remain exercisable for the 12 months following the termination date. (7)			X	X	X
Payment for health coverage equal to 100% of monthly COBRA premium for 24 months		X			X
Severance payment equal to a multiplier based on the respective role at time of termination times the executive officer’s base salary plus a multiplier based on the respective role at time of termination times the target bonus in the year of termination (8)
		X			X
(1)If the executive whose employment is being terminated by the Company without cause satisfies the service requirements for Retirement as described in Note (2) below, the executive may elect to receive Retirement benefits.
(2)In order to qualify for the above retirement termination benefits, in addition to any time restrictions as contemplated in each individual employment agreement, executive must complete 15 cumulative years as an executive officer (as defined by the Severance Plan) or member of the board. As of this date of this proxy filing, only Mr. Hilton has satisfied the service requirements to be eligible for retirement termination benefits.
(3)Voluntary resignation with good reason must take place within the time period as defined in the severance plan with respect to a change-in- control.
(4)In the event the performance share awards are to vest based on achievement of future performance, vesting calculation is to assume target levels had been achieved for the performance criteria.
(5)Upon termination for cause, any outstanding and vested stock options shall be cancelled as of the termination date.
(6)In the event of death or disability, stock options will remain exercisable until the 12 month anniversary of the termination date, provided, however, that the post-termination exercise period for any individual stock option will not extend beyond the earlier of its original maximum term or the tenth anniversary of the original date of grant.
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COMPENSATION OF OFFICERS AND DIRECTORS

(7)In the event of retirement, any outstanding and unvested stock options will immediately vest and will remain exercisable for the remainder of the original term, but not later than the tenth anniversary of original date of grant.
(8)The multiplier in the event of voluntary resignation with good cause or termination without cause is 200% for Mr. Lord, 0% for Mr. Hilton, and 125% for the rest of the NEOs, and the multiplier in a change-in-control event is 300% for Messrs. Lord and Hilton and 200% for the rest of the NEOs. In addition, the severance payment for Ms. Sferruzza and Mr. Feliciano in a non change-in-control event has a minimum payment of $2,000,000 and $1,137,500, respectively.

Other Matters Regarding the Employment Agreements and Severance Plan
The term “Cause” is defined in the employment agreements and the Severance Plan. The terms "Good Reason" and "Change in Control" are defined in the Severance Plan.
All severance payments under the employment agreements and Severance Plan are conditioned upon the delivery and non-revocation of a customary release by the executive.
Each of the employment agreements and the Severance Plan are structured so that the executive is entitled to the greater benefit under the two agreements but is not entitled to duplicative benefits.
Each of the employment agreements and the Severance Plan include customary provisions concerning the timing, limitation and alteration of payments to comply with Section 409A of the Internal Revenue Code.
Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of each executive’s benefits assumes that the termination occurred on December 31, 2023, and accordingly, the value of the acceleration of stock vestings is computed based on the closing stock price of $174.20 on the last business day of 2023. Total termination benefits represent payments for severance, non-compete and non-disclosure covenants. The potential values set forth below do not include the value of the balances under the deferred compensation plan discussed in the section "Nonqualified Deferred Compensation Plans." The summary below reflects the terms of the NEOs’ employment agreements and the Severance Plan that were in effect on December 31, 2023, and the actual expense that would be recognized by the Company in the event of a severance event may differ materially from the numbers presented as a result of the required computation in accordance with generally accepted accounting principles for stock compensation expense.

Executive Officer	Voluntary Resignation by Officer Without Good Reason or Termination by the Company With Cause	Voluntary Resignation by Officer With Good Reason or Termination by the Company Without Cause (1)	Death or Disability	Retirement	In Connection with Change In Control
Phillippe Lord	$—	$11,959,982	$23,979,882	$27,354,882	$33,464,864
Hilla Sferruzza	$—	$5,696,671	$10,067,244	$11,970,369	$14,087,352
Steven J. Hilton	$—	$3,034,982	$6,439,221	$6,439,221	$12,474,203
Clint Szubinski	$—	$6,941,232	$9,921,798	$12,359,298	$14,506,780
Malissia Clinton	$—	$2,598,206	$3,293,316	$4,065,816	$5,376,522
Javier Feliciano	$—	$1,781,883	$3,776,189	$4,259,939	$5,316,197
(1)The amounts presented include cash bonuses earned for fiscal 2023, but not paid as of December 31, 2023. In addition to the table above, the amount of bonuses earned and not paid are presented separately as 2023 compensation in the Summary Compensation Table on page 43.

Pay Ratio Disclosure
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"), the SEC requires annual disclosure of the ratio of the annual total compensation of the individual identified as the median paid employee (other than the CEO) to the annual total compensation of the CEO. Our pay ratio disclosure is presented below:

Median Employee annual total compensation (other than the CEO)	$130,350
CEO annual total compensation	$10,835,643
Ratio of CEO to Median Employee Compensation	83:1

In determining the median employee's annual total compensation, a listing was prepared of all employees (excluding the CEO) and their annual cash compensation as of December 31, 2023 inclusive of base salary and bonus. Wages and salaries and bonuses were annualized for those permanent employees that were not employed for the full year of 2023. For the fiscal year
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COMPENSATION OF OFFICERS AND DIRECTORS

ended December 31, 2023, we calculated the median employee's total compensation using the same methodology that we used to calculate the total compensation for our CEO in the Summary Compensation Table on page 43 of this Proxy Statement.

Director Compensation
When establishing and reviewing our director's compensation, we consider the level of work and involvement the directors have with our business. We also consider compensation paid to directors in the marketplace generally and at our peer group companies and consider advice from our independent compensation consultant. Based on an analysis from our independent compensation consultant in 2023, the committee chair retainers were increased in August 2023 to $25,000 for the then Nominating/Governance and ES&S Committees (now the ESNG Committee), and to $30,000 for the Audit Committee and Compensation Committee. There is no cash compensation paid for service on the Land Committee.
We believe that non-employee director compensation paid primarily in the form of equity awards highly aligns the board members with the interests of the stockholders of the Company. In 2023, approximately 77% of the compensation paid to non-employee directors in the aggregate was in the form of equity awards. Cash compensation paid to directors as a percentage of total compensation has been relatively flat for more than five years.
As of December 31, 2023, our non-employee directors were entitled to receive the following annual cash compensation:

Board Retainer	$50,000
ESNG Committee Chair Retainer	$25,000
Audit Committee and Compensation Committee Chair Retainer	$30,000
Committee Member Retainer (Audit Committee, Compensation Committee and ESNG Committee)	$10,000
Lead Director Retainer	$40,000

In addition, during 2023, each of our directors received a grant of 2,100 shares of restricted stock units. These shares cliff vest on the third anniversary of the grant date, except for Messrs. Keough, Caldera and Arriola, and Ms. Mooney whose vest on the first anniversary of the grant date. Board members appointed after 2019 receive annual equity award grants with a one-year vesting period.
The 2023 non-employee director compensation is set forth below. The compensation of Messrs. Hilton and Lord is set forth in the Summary Compensation Table. They received no additional compensation for their duties as a member of the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Raymond Oppel	70,000	232,638	302,638
Peter L. Ax	122,500	232,638	355,138
Gerald Haddock (3)	71,250	232,638	303,888
Dana C. Bradford	70,000	232,638	302,638
Michael R. Odell	72,500	232,638	305,138
Deb Henretta	71,250	232,638	303,888
Joseph Keough	70,000	232,638	302,638
P. Kelly Mooney	70,000	232,638	302,638
Louis E. Caldera	60,000	232,638	292,638
Dennis V. Arriola (4)	25,000	270,774	295,774
(1)Committee and chair fees are paid to directors on a quarterly basis. As previously discussed, in August 2023, the committee chair retainers were increased for the Nominating/Governance Committee, ES&S Committee, Audit Committee and Compensation Committee.
(2)See Note 11 “Stock Based and Deferred Compensation” of our Consolidated Financial Statements included in our 2023 Annual Report on Form 10-K for discussion of the assumptions used for computing the fair value of awards granted. As required, the calculation is equal to the fair value of the award on the date of grant multiplied by the total number of awards granted in 2023, not the proportionate share of all existing unvested awards that vested in the current year.
(3)Mr. Haddock retired from the Board effective January 2, 2024.
(4)Mr. Arriola was appointed to the Board on June 14, 2023 and did not serve on any committees during 2023.
We reimburse directors for out-of-pocket expenses incurred in attending Board and committee meetings and we also reimburse certain directors for charter aircraft service or other travel and lodging-related expenses. During 2023, we made reimbursements of approximately $5,900, $2,600, $9,000, $4,600, $1,700, $3,900, $6,000, $800, and $3,200 to Mss. Henretta and Mooney, and Messrs. Haddock, Oppel, Odell, Keough, Caldera, Arriola and Ax, respectively.
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COMPENSATION OF OFFICERS AND DIRECTORS

At December 31, 2023, Messrs. Oppel, Ax, Haddock, Bradford, and Odell, and Ms. Henretta each had 7,350 outstanding unvested equity awards, Messrs. Keough, Caldera and Arriola, and Ms. Mooney each had 2,100 outstanding unvested equity awards.

Pay versus Performance
In August 2022, pursuant to a mandate of Dodd-Frank commonly referred to as "Pay versus Performance", the SEC adopted a rule ("the SEC rule") requiring registrants to provide a clear description of (1) the relationship between executive compensation actually paid ("CAP") to the Company's NEOs (including the principal executive officer or person acting in a similar capacity during the last completed fiscal year ("PEO")) and the cumulative TSR of the Company, and (2) the relationship between the Company's TSR and the TSR of a peer group chosen by the Company. The following table provides information regarding CAP to our PEO and non-PEO NEOs during each of the past four fiscal years, as well as total shareholder return, net earnings, and ROA. Our Compensation Committee did not rely on this analysis in its decision making process. See section “—Compensation Discussion and Analysis" for a comprehensive discussion of our executive compensation program and philosophy.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	CAP to PEO (1) (3) (4)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average CAP to Non-PEO NEOs (2) (4)	Cumulative Total Shareholder Return (5)	Cumulative Peer Group Total Shareholder Return (5)	Net Earnings (in thousands) (6)	Company Selected Measure (ROA) (6)
2023	$10,835,643	$21,890,383	$3,880,158	$6,897,989	$286.83	$254.57	$738,748	15.2%
2022	$8,015,467	$5,124,002	$2,771,835	$1,463,392	$150.88	$142.70	$992,192	20.7%
2021	$7,915,603	$13,521,596	$3,765,401	$6,630,450	$199.74	$184.74	$737,444	20.7%
2020	$9,557,390	$15,676,557	$3,283,577	$5,296,314	$135.53	$122.47	$423,475	13.9%
(1) For the years 2021 through 2023, our PEO is Phillippe Lord and for 2020, our PEO was Steven J. Hilton, as they served as the Company's CEO during those respective years.
(2) Non-PEO NEOs include: Hilla Sferruzza, Steven J. Hilton, Clint Szubinski, Malissia Clinton and Javier Feliciano in 2023 and 2022; Hilla Sferruzza, Steven J. Hilton, Clint Szubinski, C. Timothy White (our Former Executive Vice President, General Counsel and Secretary) and Javier Feliciano in 2021; and Phillippe Lord, Hilla Sferruzza, C. Timothy White and Javier Feliciano in 2020.
(3) Adjustments to the Summary Compensation Table Total to arrive at CAP for PEO are shown below. No adjustments were necessary for defined benefit and pension plans, dividends or forfeitures.

Year	Summary Compensation Table Total for PEO	Less: Grant Date Fair Value of Equity Awards Granted in Fiscal Year	Plus: Increase/(Decrease) in Fair Value of Equity Vested during Fiscal Year	Plus: Increase/(Decrease) in Fair Value of Unvested Equity at Fiscal Year-End (Current Year Awards)	Plus: Increase/(Decrease) in Fair Value of Unvested Equity at Fiscal Year-End (Prior Year Awards)	CAP to PEO
2023	$10,835,643	$(4,248,118)	$530,043	$7,473,949	$7,298,866	$21,890,383
2022	$8,015,467	$(3,667,484)	$(1,235,030)	$3,642,886	$(1,631,837)	$5,124,002
2021	$7,915,603	$(2,956,519)	$97,238	$4,562,638	$3,902,636	$13,521,596
2020	$9,557,390	$(3,513,685)	$751,280	$4,350,566	$4,531,006	$15,676,557
(4) Adjustments to the Summary Compensation Table Total to arrive at CAP for Non-PEO NEOs are shown below. No adjustments were necessary for defined benefit and pension plans, dividends or forfeitures.
52 MERITAGE HOMES | 2024 Proxy Statement

PAY VERSUS PERFORMANCE

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Less: Average Grant Date Fair Value of Equity Awards Granted in Fiscal Year	Plus: Average Increase/(Decrease) in Fair Value of Equity Vested during Fiscal Year	Plus: Average Increase/(Decrease) in Fair Value of Unvested Equity at Fiscal Year-End (Current Year Awards)	Plus: Average Increase/(Decrease) in Fair Value of Unvested Equity at Fiscal Year-End (Prior Year Awards)	Average CAP to Non-PEO NEOs
2023	$3,880,158	$(1,094,728)	$273,493	$1,888,288	$1,950,778	$6,897,989
2022	$2,771,835	$(991,485)	$(660,564)	$989,330	$(645,724)	$1,463,392
2021	$3,765,401	$(976,923)	$276,939	$1,366,073	$2,198,960	$6,630,450
2020	$3,283,577	$(1,167,705)	$309,118	$1,445,912	$1,425,412	$5,296,314
(5) We have elected to use the Dow Jones US Home Construction Index as our peer group. The graphs below illustrate the relationship between our cumulative TSR and peer group TSR, and the relationship between our CAP and the cumulative TSR for both the Company and our peer group.
(6) The relationships between CAP and Net Earnings and CAP and ROA are illustrated in the following graphs. ROA is calculated as Net Earnings divided by the average of five trailing quarters Total Assets, less Cash and Cash Equivalents. Both Net Earnings and Total Assets are adjusted for specific and predetermined items. Our ROA as it relates to CAP is demonstrated below.
MERITAGE HOMES | 2024 Proxy Statement 53

PAY VERSUS PERFORMANCE
Our most important metrics impacting CAP for the year ending December 31, 2023 are:

Metric
Relative TSR
ROA
Adjusted EBITDA
Number of Home Closings
Customer Satisfaction Rating
MERITAGE HOMES | 2024 Proxy Statement 54

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes our equity compensation under all of our equity compensation plans as of December 31, 2023:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (1))
Equity compensation plans approved by stockholders	703,415	N/A	1,340,233
Equity compensation plans not approved by stockholders	—	N/A	—
Total	703,415	N/A	1,340,233
(1)Balance includes 570,532 time-based restricted stock awards and units, and 132,883 performance share awards (at target level). Assuming maximum performance level is achieved for the performance share awards, an additional 210,683 shares are subject to outstanding awards (total number of securities to be issued upon vesting of outstanding awards of 914,098, which results in 1,129,550 shares remaining available for future issuance).
(2)The outstanding equity awards are time-based restricted stock awards and units and performance share awards which do not have an exercise price.

MERITAGE HOMES | 2024 Proxy Statement 55

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Delinquent Section 16(a) Reports
Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2023 all of our officers and directors complied with all filing requirements of Section 16(a) of the Exchange Act.

MERITAGE HOMES | 2024 Proxy Statement 56

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions
Meritage maintains a written policy concerning conflict of interest transactions that generally applies, among other things, to transactions between the Company and related persons, including employees, officers and directors, and applies to direct and indirect relationships and transactions. Because of the nature of our business, which involves the ownership, development, construction and sale of real estate and single family homes, our policy was carefully constructed to capture transactions and relationships between the Company or its competitors, and related persons and relationships between employees, directors, suppliers, vendors, subcontractors (“trades”) and others. At the same time, we are mindful to not inadvertently create the potential for conflicts relating to transactions that are primarily of a personal nature and do not involve the Company, or conflict with its business (for example, the construction of a vacation home or the purchase of a home from the Company pursuant to our home purchase policy that is available to most employees).
For transactions not exempted from the policy, Meritage’s policy requires that designated members of senior management must review and approve any transaction between a covered person (i.e., employees, officers and directors) and the Company, or between a covered person and a trade contractor. The policy provides that the Company’s legal and internal audit departments are to be involved in the review and approval process. For transactions involving directors or senior executive officers (including the officers named in this proxy statement), the proposed transaction must be approved in advance by the Audit Committee of the Board. Real estate transactions between the Company and related persons are subject to strict scrutiny.
The transactions listed below were approved by the Audit Committee of the Board pursuant to the policy.
We currently charter aircraft services from companies that use Mr. Hilton's private plane. Payments made to these companies are at arms-length transaction prices and were as follows (in thousands):

	Year Ended December 31,
	2023	2022	2021
Air Charter Services	$532	$383	$535

MERITAGE HOMES | 2024 Proxy Statement 57

INDEPENDENT AUDITORS

Independent Auditors
Deloitte & Touche LLP has served as our principal independent registered public accounting firm since 2004. We expect representatives of Deloitte & Touche LLP to be present at our 2024 Annual Meeting of Stockholders to respond to appropriate questions, and they will be given an opportunity to make a statement if they desire to do so.
The following table presents fees for professional accounting services rendered by our principal accountant for the audit of our annual financial statements for 2023 and 2022, and fees billed for other services rendered.

	2023	2022
Audit fees (1)	$1,240,000	$1,225,000
Audit-related fees	—	—
Audit and audit-related fees	$1,240,000	$1,225,000
Tax fees (2)	12,000	—
All other fees	—	—
Total fees	$1,252,000	$1,225,000

(1) Audit fees consisted principally of fees for audit and review services. In 2023, audit fees includes $15,000 for services related to expert consents provided in connection with SEC filings.

(2) Tax fees consisted primarily of limited tax consulting services which were pre-approved by the Audit Committee.

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm.

MERITAGE HOMES | 2024 Proxy Statement 58

INDEPENDENT AUDITORS

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.
Report of the Audit Committee
We have reviewed Meritage’s audited consolidated financial statements for the fiscal year ended December 31, 2023 and met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also reviewed, and discussed with management and Deloitte & Touche LLP, management’s report and Deloitte & Touche LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We have received from, and discussed with, Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence. These items related to that firm’s independence from Meritage. We also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication With Those Charged With Governance” and Rule 2-07 of Regulation S-X “Communication with Audit Committees.” Based on these reviews and discussions, we recommended to the Board of Directors that Meritage’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

THE AUDIT COMMITTEE

Peter L. Ax—Chair Dana C. Bradford Joseph Keough

MERITAGE HOMES | 2024 Proxy Statement 59

STOCKHOLDER PROPOSALS

Stockholder Proposals, Director Nominations and Other Items of Business
If any stockholder would like to make a proposal at our 2025 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act, we must receive it no later than December 6, 2024 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
As discussed in the section “Corporate Governance and Board Matters-The Board and Board Committees-Director Nomination Process-Proxy Access,” our bylaws permit an eligible stockholder, or a group of up to 20 stockholders, that has continuously owned at least three percent of the Company’s outstanding shares of common stock for three years to include in the Company’s proxy materials director nominations of up to 20% (rounded to the nearest whole number) of the number of directors constituting the class up for election at any Annual Meeting.  Notice of proxy access director nominees must be submitted timely and include the information required under our bylaws. To be timely, a proxy access nomination must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of the mailing of this proxy statement, which is expected to occur on or about April 5, 2024; provided, however, that in the event that the date of the 2025 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s Annual Meeting, which is to be held on May 16, 2024, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such Annual Meeting and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such Annual Meeting or the tenth day following the date on which public announcement of the date of such meeting is first made. The postponement or adjournment of an annual meeting (or the public announcement thereof) will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
Proposals to be presented at the 2025 Annual Meeting that are not intended for inclusion in our proxy statement, including director nominations not made pursuant to the proxy access provisions in the Company's bylaws, must be submitted in accordance with our bylaws. To be timely, a stockholder’s notice of such a proposal must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not earlier than the 150th day nor later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of the mailing of this proxy statement, which is expected to occur on or about April 5, 2024; provided, however, that in the event that the date of the 2025 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s Annual Meeting, which is to be held on May 16, 2024, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such Annual Meeting and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such Annual Meeting or the tenth day following the date on which public announcement of the date of such meeting is first made. The postponement or adjournment of an annual meeting (or the public announcement thereof) will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. In addition to the requirements in our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 17, 2025.
A nomination or other proposal will be disregarded if it does not comply with the above procedures.
Stockholder proposals and director nominations and other items of business should be submitted to:

Meritage Homes Corporation
18655 North Claret Drive Suite 400
Scottsdale, Arizona 85255
Attn: Secretary

MERITAGE HOMES | 2024 Proxy Statement 60

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made concerning our strategies, plans and anticipated benefits from our DE&I and ESG initiatives; statements made in the CD&A section of this proxy statement regarding the benefits of our strategy and trends in the homebuilding industry; future compensation actions or events; our strategy and opportunities and the anticipated effects of our compensation structure and programs; and our intentions with respect to the classification structure and composition of the Board. Meritage undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Meritage’s business, particularly those mentioned under the heading “Risk Factors” in Meritage’s Annual Report on Form 10-K, and in the periodic reports that Meritage files with the SEC on Form 10-Q.

MERITAGE HOMES | 2024 Proxy Statement 61

ANNUAL REPORT ON FORM 10-K AND OTHER MATTERS

Annual Report on Form 10-K and Other Matters
The Board is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their best judgment.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 may be viewed and downloaded from investors.meritagehomes.com, may be requested via email through such website or may be requested telephonically at 480-515-8100. The Annual Report is not considered to be proxy solicitation material.
Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Meritage Homes Corporation, 18655 North Claret Drive, Suite 400, Scottsdale, AZ 85255.
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. A number of brokers have instituted householding of proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like only one copy per household, you should contact your intermediary or other holder of record, or you may contact the Secretary of the Company at the address above or by calling (480) 515-8100.

MERITAGE HOMES | 2024 Proxy Statement 62

MERITAGE HOMES CORPORATION
Annual Meeting of Stockholders May 16, 2024
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The stockholder(s) signing below hereby appoint(s) Phillippe Lord, Steven J. Hilton and Malissia Clinton, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MERITAGE HOMES CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 8:30 AM CDT on May 16, 2024, and any adjournment or postponement thereof. In order to attend the meeting, you must register at https://viewproxy.com/meritage/2024/ by 11:59 p.m. EDT on May 15, 2024. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further directions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the section titled “Proxy Summary - General Information.”
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT, “FOR” EACH OF THE PROPOSALS 2 AND 3, AND "AGAINST" PROPOSAL 4 AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT PROPERLY COME BEFORE THE MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
CONTINUED AND TO BE SIGNED ON REVERSE

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Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting
To Be Held Virtually on May 16, 2024. The Proxy Statement and our 2023 Annual
Report to Stockholders are available at www.allianceproxy.com/meritagehomes/2024

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NAMED IN THE PROXY STATEMENT, AND “FOR” PROPOSALS 2 and 3.
1. Election of five Class I directors and one Class II director.					2. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year.
		FOR	AGAINST	ABSTAIN	☐ FOR ☐ AGAINST ☐ ABSTAIN
01	Dennis V. Arriola	☐	☐	☐	3. Advisory vote to approve compensation of the Company's Named Executive Officers ("Say on Pay").
02	Dana C. Bradford	☐	☐	☐	☐ FOR ☐ AGAINST ☐ ABSTAIN
03	Louis E. Caldera	☐	☐	☐
04	Deb Henretta	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST" PROPOSAL 4.
05	Steven J. Hilton	☐	☐	☐	4. Shareholder proposal to elect each director annually.
06	P. Kelly Mooney	☐	☐	☐	☐ FOR ☐ AGAINST ☐ ABSTAIN

NOTE: The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.
I plan to attend the meeting ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date:

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VIRTUAL CONTROL NUMBER

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VIRTUAL CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit Virtual Control Number ready when voting by Internet or Telephone or when voting during the virtual Annual Meeting

INTERNET	TELEPHONE	MAIL
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when you access the above	vote your proxy. Have your proxy	card, then detach it, and return it
website. Follow the prompts to	card available when you call.	in the postage-paid envelope
vote your shares.	Follow the voting instructions to	provided.
vote your shares.